SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Preliminary proxy statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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☐ Soliciting material under Rule 14a-12

SPRINT NEXTEL CORPORATION

(Name of Registrant as Specified In Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

APRIL 18, 2006

We will hold the annual meeting of shareholders of Sprint Nextel Corporation on Tuesday, April 18, 2006 at 10:00 a.m. local time at The Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia 20190 (703-709-1234).

The purpose of the annual meeting is to consider and take action on the following:

1.	Election of 12 directors for a one-year term ending 2007;

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2006;

3.	Vote on two shareholder proposals, if presented at the meeting; and

4.	Any other business that properly comes before the meeting.

Shareholders of record as of February 28, 2006 can vote at the annual meeting. This proxy statement, the accompanying proxy card, and the combined 2005 annual report to shareholders and annual report on Form 10-K for the year ended December 31, 2005 are being mailed or otherwise distributed to you on or about March 20, 2006. Please vote before the annual meeting in one of the following ways:

1.	Use the toll-free number shown on your proxy card;

2.	Visit the website shown on your proxy card to vote via the Internet; or

3.	Complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

Your vote is very important. Please vote before the meeting using one of the methods above to ensure that your vote will be counted. Your proxy may be revoked at any time before the vote at the annual meeting by following the procedures outlined in the accompanying proxy statement.

By order of the Board of Directors,

Timothy M. Donahue

Chairman of the Board of Directors

Reston, Virginia

March 17, 2006

General Information About Proxies and Voting

Date, Time and Place

These proxy materials are delivered in connection with the solicitation by our board of directors of proxies to be voted at our annual meeting, which is to be held at The Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia 20190 at 10:00 a.m. local time on Tuesday, April 18, 2006. On or about March 20, 2006, we commenced mailing this proxy statement and the enclosed form of proxy to our shareholders entitled to vote at the meeting.

Purpose of the Annual Meeting

At the annual meeting, shareholders will be asked to:

•	elect 12 directors to serve for a term of one year (Item 1 on the proxy card);

•	ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2006 (Item 2 on the proxy card);

•	vote on a shareholder proposal concerning majority voting in the election of directors, if presented at the meeting (Item 3 on the proxy card);

•	vote on a shareholder proposal concerning cumulative voting, if presented at the meeting (Item 4 on the proxy card); and

•	take action on any other business that properly comes before the meeting and any adjournment or postponement of the meeting.

Record Date; Shareholders Entitled to Vote

The close of business on February 28, 2006 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the 2006 annual meeting or any adjournments or postponements of the 2006 annual meeting.

As of the record date, the following shares were outstanding and entitled to vote:

Designation	Outstanding	Votes per share
Series 1 common stock	2,849,846,056	1.0000
Series 2 common stock	79,831,333	0.1000
Seventh series preferred stock, series 1 common stock underlying	185,040	32.5239
Seventh series preferred stock, series 2 common stock underlying	61,726	3.2524

The relative voting power of our different series and classes of voting stock is set forth in our articles of incorporation. We refer to the seventh series preferred stock, series 1 common stock underlying and the seventh series preferred stock, series 2 common stock underlying together as the seventh series preferred stock, and we refer to the common stock and the seventh series preferred stock collectively as our capital stock. We have provided notice that we will redeem all of the seventh series preferred stock on March 31, 2006.

A complete list of shareholders entitled to vote at the 2006 annual meeting will be available for examination by any shareholder at our headquarters, 2001 Edmund Halley Drive, Reston, Virginia 20191 for purposes pertaining to the 2006 annual meeting, during normal business hours for a period of ten days before the annual meeting, and at the time and place of the annual meeting.

Quorum

In order to carry on the business of the meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. We count abstentions and broker “non-votes” as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a shareholder fails to provide voting instructions to his or her broker for shares held in “street name.” Under those circumstances, a shareholder’s broker may be authorized to vote for the shareholder on some routine items, but is prohibited from voting on other items. Those items for which a shareholder’s broker cannot vote result in broker “non-votes.”

Votes Required

Required Vote to Elect the Directors (Proposal 1; Item 1 on the Proxy Card)

The 12 nominees for director receiving the greatest number of votes from holders of our capital stock entitled to vote at the meeting will be elected as directors, assuming that there is a quorum represented at the annual meeting.

Required Vote to Ratify the Appointment of our Independent Registered Public Accounting Firm (Proposal 2; Item 2 on the Proxy Card)

The affirmative vote of a majority of votes cast in person or by proxy by holders of our capital stock entitled to vote on the matter is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2006.

Required Vote to Approve the Shareholder Proposals (Proposals 3 and 4; Items 3 and 4 on the Proxy Card)

The affirmative vote of a majority of votes cast in person or by proxy by holders of our capital stock entitled to vote on the matter is required to approve each of the shareholder proposals, if presented at the annual meeting.

Treatment of Abstentions, Not Voting and Incomplete Proxies

If a shareholder abstains from voting on any proposal, it will have the same effect as a vote against that proposal, except for Proposal 1, where it will have no effect. If a shareholder does not return a proxy, it will have no effect on the vote for the proposal. The same is true with respect to broker non-votes. If a proxy is returned without indication as to how to vote, the stock represented by that proxy will be considered to be voted in favor of Proposals 1 and 2, and voted against the shareholder proposals.

Voting of Proxies

Giving a proxy means that you authorize the persons named in the enclosed proxy card to vote your shares at the 2006 annual meeting in the manner directed. You may vote by proxy or in person at the meeting. To vote by proxy, you may use one of the following methods if you are a registered holder (that is, you hold our stock in your own name):

•	Telephone voting, by dialing the toll-free number and following the instructions on the proxy card;

•	Via the Internet, by going to the web address www.proxyvote.com and following the instructions on the proxy card; or

•	Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

We request that shareholders complete and sign the accompanying proxy and return it to us as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of stock represented by the proxy will be voted at the 2006 annual meeting in accordance with the instructions contained on the proxy card.

If any proxy is returned without indication as to how to vote, the stock represented by the proxy will be considered a vote in favor of Proposals 1 and 2, and a vote against Proposals 3 and 4. Unless a shareholder checks the box on the proxy card to withhold discretionary authority, the proxies may use their discretion to vote on other matters introduced at the 2006 annual meeting.

If a shareholder’s shares are held in “street name” by a broker or other nominee, the shareholder should check the voting form used by that firm to determine whether the shareholder may provide voting instructions to the broker or other nominee by telephone or the Internet.

Every shareholder’s vote is important. Accordingly, you should sign, date and return the enclosed proxy card, vote via the Internet or by telephone, or provide instructions to your broker or other nominee whether or not you plan to attend the annual meeting in person.

Revocability of Proxies and Changes to a Shareholder’s Vote

A shareholder has the power to revoke his or her proxy or change his or her vote at any time before the proxy is voted at the annual meeting. You can revoke your proxy or change your vote in one of four ways:

•	you can send a signed notice of revocation to our corporate secretary to revoke your proxy;

•	you can send a completed proxy card bearing a later date than your original proxy to us indicating the change in your vote;

•	you can log on to the Internet website specified on the proxy card in the same manner you would to submit your proxy electronically or call the telephone number specified on the proxy card, and in each case follow the instructions on the proxy card to revoke or change the vote; or

•	you can attend the annual meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but attendance alone will not revoke any proxy that you have given previously.

If you choose any of the first three methods, you must take the described action no later than the beginning of the 2006 annual meeting. Once voting on a particular matter is completed at the annual meeting, you will not be able to revoke your proxy or change your vote as to that matter. If your shares are held in street name by a broker, bank or other financial institution, you must contact that institution to change your vote.

Solicitation of Proxies

This solicitation is made on behalf of our board of directors, and we will pay the cost and expenses of printing and mailing this proxy statement and soliciting and obtaining the proxies, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by our officers and employees by mail, telephone, fax, personal interviews or other methods of communication. We have engaged the firm of Georgeson Shareholder Communications, Inc. to assist us in the distribution and solicitation of proxies and will pay Georgeson an estimated fee of $9,000 plus out-of-pocket expenses for its services.

Voting by Legacy Sprint Employees Participating in our Retirement Savings Plans

If you are a legacy Sprint employee who has a right to vote shares acquired through your participation in our retirement savings plans, you are entitled to instruct the trustee, Fidelity Management Trust Company, how to vote the shares allocated to your account. Fidelity will vote those shares as you instruct on your proxy card. You will receive voting information that covers any shares held in your retirement savings plan account, as well as any other shares registered in your own name.

If you do not instruct Fidelity how to vote your shares, the retirement savings plans provide for Fidelity to vote those shares in the same proportion as the shares for which it receives instructions from all other participants. To allow sufficient time for Fidelity to vote, your voting instructions must be received by Fidelity by April 13, 2006.

Delivery of Proxy Materials to Households Where Two or More Shareholders Reside

Rules of the Securities and Exchange Commission, or SEC, allow us to deliver a single copy of an annual report and proxy statement to any household where two or more shareholders reside if we believe the shareholders are members of the same family. This rule benefits shareholders by reducing the volume of duplicate information they receive at their households. It also benefits us by reducing our printing and mailing costs.

We mailed a single set of proxy materials to each household this year unless the shareholders in these households provided instructions to the contrary in response to a notice previously mailed to them. However, we mailed each shareholder in a single household a separate proxy card or voting instruction form. If you prefer to receive your own copy of the proxy materials for this or future annual meetings and you are a registered holder, you may request a duplicate set by writing to Sprint Nextel Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B206, Overland Park, Kansas 66251, or by calling 1-800-259-3755. If a broker or other nominee holds your shares, you may instruct your broker to send duplicate mailings by following the instructions on your voting instruction form or by contacting your broker.

If you share a household address with another shareholder, and you received duplicate mailings of the proxy materials this year, you may request that your household receive a single set of proxy materials in the future. If you are a registered holder, please contact Sprint Nextel Shareholder Relations. If a broker or other nominee holds your shares, you should follow the instructions on your voting instruction form or contact your broker.

If you hold some shares as a registered holder or through our retirement savings plans, and other shares in the name of a broker or other nominee, we must send you proxy materials for each account. To avoid receiving duplicate sets of proxy materials, you may consolidate accounts or consent to electronic delivery as described in the following section.

Viewing the Proxy Materials On-line

We are able to distribute the annual report and proxy statement to shareholders in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a shareholder’s address and eliminates the cost of sending these documents by mail. You may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. To make this election, please follow the instructions after you vote via the Internet.

If you have enrolled for electronic delivery, you will receive an e-mail notice of shareholder meetings. The e-mail will provide links to our annual report and the proxy statement. These documents are in PDF format so you will need Adobe Acrobat® Reader to view these documents on-line. The e-mail will also provide a link to a voting web site and a control number to use to vote via the Internet.

Confidential Voting Policy

Your votes are kept confidential from our directors, officers and employees, except for certain specific and limited exceptions. One exception occurs if you write opinions or comments on your proxy card. In that case, a copy of the proxy card is sent to us.

Attending the Meeting

Shareholders, their guests and persons holding proxies from shareholders may attend the annual meeting. Seating, however, is limited and it will be available on a first-come, first-served basis. If you plan to attend the meeting, please bring proof of ownership to the meeting. A brokerage account statement showing that you owned capital stock on February 28, 2006 is acceptable proof.

Conference Call

Shareholders may listen live by phone to our annual meeting. The dial-in numbers for the conference call will be posted at www.sprint.com/investors/shareholders/annualmeeting/ prior to the meeting. Lines are limited and will be available on a first-come, first-served basis.

Security Ownership of Certain Beneficial Owners

The following table provides information about the only known beneficial owners of five percent or more of each class of our outstanding voting stock as of February 28, 2006.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Percent of Vote
Common Stock	FMR Corp. 82 Devonshire Street Boston, Massachusetts 02019	146,671,609 shares(1)	5.0%	5.1%
	Legg Mason Capital Management, Inc. 100 Light Street Baltimore, Maryland 21202	146,017,958 shares(2)	5.0%	5.1%
Seventh Series Preferred Stock(3)	Liberty Media Corporation 12300 Liberty Boulevard Englewood, Colorado 80112	123,314 shares(4)	50.0%	*
	Comcast Telephony Services Holdings, Inc. 120 N. Market Street Wilmington, Delaware 19801	61,726 shares(5)	25.0%	*
	Wachovia Bank/Capital Markets 301 South College Street Charlotte, North Carolina 28288	38,726 shares(6)	15.7%	*
	UBS Securities LLC 677 Washington Boulevard Stamford, Connecticut 06901	13,500 shares(7)	5.5%	*

*	Less than 1%.
(1)	According to a Schedule 13G filed on February 14, 2006 by FMR Corp., on behalf of itself and certain of its subsidiaries and Edward C. Johnson, III, Chairman of FMR Corp., includes shares attributable to the assumed conversion of various amounts of convertible debt. FMR Corp. has sole voting power with respect to 29,385,087 shares and sole dispositive power with respect to all of the shares.
(2)	According to a Schedule 13G filed on February 14, 2006, Legg Mason Capital Management, Inc. has shared voting and shared dispositive power with respect to 118,387,492 shares, Legg Mason Funds Management, Inc. has shared voting and shared dispositive power with respect to 21,972,254 shares, LMM, LLC has shared voting and shared dispositive power with respect to 5,500,000 shares and Legg Mason Focus Capital, Inc. has shared voting and shared dispositive power with respect to 158,212 shares.
(3)	We have notified holders of the seventh series preferred stock that we are redeeming their stock on March 31, 2006.
(4)	Liberty Media Corporation and one of its subsidiaries collectively are the beneficial owners of shares of seventh series preferred stock that are convertible into 4,010,654 shares of series 1 common stock. These shares, together with the 69,831,333 shares of series 2 common stock beneficially owned by Liberty Media and its subsidiaries as of February 28, 2006, would constitute less than 2.6% of the outstanding shares of our common stock on an as converted basis.
(5)	Comcast Telephony Services Holdings Inc. is the beneficial owner of shares of seventh series preferred stock that are convertible into 2,007,571 shares of series 2 common stock. These shares, together with the 19,100,990 shares of series 1 common stock and the 5,000,000 shares of series 2 common stock owned by Comcast Telephony Services Holdings Inc., as of February 28, 2006, would constitute less than 1.0% of the outstanding shares of our common stock on an as converted basis.
(6)	According to security position listings, Wachovia Bank/Capital Markets is the beneficial owner of shares of seventh series preferred stock that are convertible into 1,259,521 shares of series 1 common stock. These shares would constitute less than 0.1% of the outstanding shares of our common stock on an as converted basis.
(7)	According to security position listings, UBS Securities LLC is the beneficial owner of shares of seventh series preferred stock that are convertible into 439,072 shares of series 1 common stock. These shares would constitute less than 0.1% of the outstanding shares of our common stock on an as converted basis.

Security Ownership of Directors and Executive Officers

The following table states the number of shares of our series 1 common stock beneficially owned, as of February 28, 2006, by each current director, by each executive officer named in the “Executive Compensation—Summary Compensation Table” beginning on page 28 and by all directors and executive officers as a group. No individual director or executive officer owned more than 1% of the outstanding shares of our series 1 common stock. As a group, the listed individuals owned less than 1% of our outstanding common stock. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the shares owned.

Series 1 Common Stock
	Shares Owned		Shares Covered by Exercisable Options and RSUs to be Delivered(1)	Shares Represented by RSUs (2)
Keith J. Bane	3,461		19,500	10
Gordon M. Bethune	0		0	7,797
William E. Conway, Jr.	903,009	(3)	1,057,767	10
Timothy M. Donahue	195,569		5,676,660	433,343
Frank M. Drendel	92,451		218,075	10
Gary D. Forsee	79,776		1,294,785	1,747,609
James J. Hance, Jr.	25,000		0	3,757
Daniel R. Hesse	0		0	157,010
V. Janet Hill	9,460		157,446	10
Irvine O. Hockaday, Jr.	54,556		45,275	13,913
Thomas N. Kelly, Jr.	0		318,500	10
William E. Kennard	5,836		154,375	10
Len J. Lauer	108,096		1,701,976	644,899
Linda Koch Lorimer	49,800		55,275	13,913
Stephanie M. Shern	17,223		9,750	10
William H. Swanson	4,277		0	3,757
All directors and executive officers as a group (26 persons)	2,188,562		14,782,161	3,570,448

(1)	Represents shares that may be acquired upon the exercise of stock options exercisable, and restricted stock units to be delivered, on or within 60 days after February 28, 2006 under our equity-based incentive plans.
(2)	Represents unvested restricted stock units and deferred share grants with respect to which we will issue the underlying shares of our common stock after the units and grants vest. There are no voting rights with respect to these units. These amounts do not include any restricted stock units or deferred share grants covered by footnote 1.
(3)	Includes 102,775 shares of our common stock held through various entities with respect to which Mr. Conway disclaims beneficial ownership, except to the extent of his pecuniary interest in these entities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and the New York Stock Exchange, or NYSE, initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and other equity securities. These people are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file, and we make these reports available at www.sprint.com/investors/sec.

To our knowledge, based solely on a review of the copies of these reports furnished to us and written representations that no other reports were required, during 2005 all Section 16(a) filing requirements applicable to our directors, executive officers and beneficial owners of more than 10% of our equity securities were met.

Proposal 1. Election of Directors

(Item 1 on Proxy Card)

We have 14 seats on our board. We currently have one vacancy, and William E. Conway, Jr. is not standing for re-election. In addition, Stephanie N. Shern will become a member of the board of directors of the local telecommunications company after the spin-off and will no longer serve on our board of directors.

Each of the 12 nominees, if elected, will serve one year until the 2007 annual meeting and until a successor has been elected and qualified. The persons named in the accompanying proxy will vote for the election of the nominees named below unless a shareholder directs otherwise. Each nominee has consented to be named and to continue to serve if elected. If any of the nominees becomes unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitutes.

Nominees for Director

Keith J. Bane, age 66. Retired Executive Vice President and President, global strategy and corporate development of Motorola, Inc., a provider of wireless, broadband and automotive communications technologies and embedded electronic products, Schaumberg, Illinois. He served as Executive Vice President and President, global strategy and corporate development of Motorola from May 2000 to March 2003. Mr. Bane served as Executive Vice President and President, Americas region of Motorola from March 1997 until May 2000. Mr. Bane served as a director of Nextel Communications, Inc. from 1995 until its merger with us in August 2005, and he has served as one of our directors since that time.

Gordon M. Bethune, age 64. Retired Chairman and Chief Executive Officer of Continental Airlines, Inc., an international commercial airline company, Houston, Texas. He served as Chief Executive Officer of Continental Airlines from 1994 and as Chairman and Chief Executive Officer from 1996 until December 2004. He is a director of Honeywell International Inc., Willis Group Holdings, Limited and Prudential Financial, Inc. Mr. Bethune has served as one of our directors since 2004.

Timothy M. Donahue, age 57. Chairman of Sprint Nextel, Reston, Virginia. Mr. Donahue has served as our Chairman since August 2005. He was the Chief Executive Officer of Nextel from 1999 until August 2005, and the President of Nextel from 1996 until August 2005. He is a director of Eastman Kodak Company and NVR, Inc. He served as a director of Nextel from 1996 until its merger with us in August 2005, and he has served as one of our directors since that time.

Frank M. Drendel, age 61. Chairman and Chief Executive Officer of CommScope, Inc., a manufacturer of coaxial cable and supplier of high-performance electronics cables, Hickory, North Carolina. Mr. Drendel has served as Chairman and Chief Executive Officer of CommScope since 1976. Mr. Drendel served as a director of Nextel from 1997 until its merger with us in August 2005, and he has served as one of our directors since that time.

Gary D. Forsee, age 55. Chief Executive Officer and President of Sprint Nextel, Reston, Virginia. Mr. Forsee has been our Chief Executive Officer and one of our directors since March 2003. He served as our Chairman from May 2003 until August 2005. He served as Vice Chairman—Domestic Operations of BellSouth Corporation from January 2002 to March 2003, President of BellSouth International from 2000 to 2001, during which time he also was Chairman of Cingular Wireless from 2001 to January 2002. He is a director of Goodyear Tire & Rubber Co.

James H. Hance, Jr., age 61. Retired Vice Chairman of Bank of America Corporation, a financial services holding company, Charlotte, North Carolina. He served as the Vice Chairman of Bank of America Corporation from 1993 until January 2005 and as the Chief Financial Officer of Bank of America Corporation from 1988 until April 2004. Mr. Hance also serves as a Senior Advisor to The Carlyle Group. He is a director of Cousins Properties Incorporated, Duke Energy Corporation, EnPro Industries, Inc. and Rayonier Corporation. Mr. Hance has served as one of our directors since February 2005.

V. Janet Hill, age 58. Vice President of Alexander & Associates, Inc., a corporate consulting firm, Washington, D.C. Mrs. Hill has been Vice President of Alexander & Associates Inc. since 1981. Mrs. Hill also serves as a director of Wendy’s International, Inc. and Dean Foods, Inc. Mrs. Hill served as a director of Nextel from 1999 until its merger with us in August 2005, and she has served as one of our directors since that time.

Irvine O. Hockaday, Jr., age 69. Retired President and Chief Executive Officer of Hallmark Cards, Inc., a manufacturer of greeting cards, Kansas City, Missouri. Mr. Hockaday served as President and Chief Executive Officer of Hallmark Cards, Inc. from 1985 to 2001. He is a director of Aquila, Inc., Crown Media Holdings, Inc., Dow Jones, Inc., Ford Motor Company, and Estee Lauder, Inc. Mr. Hockaday has served as one of our directors since 1997. He is one of our Co-Lead Independent Directors.

William E. Kennard, age 49. Managing Director of The Carlyle Group, Washington, D.C. Mr. Kennard has served as a managing director of The Carlyle Group since May 2001. Mr. Kennard served as Chairman of the Federal Communications Commission from 1997 until January 2001. He is also a director of The New York Times Company. Mr. Kennard served as a director of Nextel Communications, Inc. from 2001 until its merger with us in August 2005, and he has served as one of our directors since that time.

Linda Koch Lorimer, age 53. Vice President and Secretary of the University, Yale University, New Haven, Connecticut. Ms. Lorimer has been Vice President and Secretary of Yale University since 1993. She is the Lead Director of McGraw-Hill, Inc. Ms. Lorimer has served as one of our directors since 1993.

Stephanie M. Shern, age 58. Chief Executive Officer of Shern Associates LLC, a retail strategy and consulting firm, Little Falls, New Jersey. Mrs. Shern has served as Chief Executive Officer of Shern Associates since 2002. She served as Senior Vice President of Kurt Salmon Associates, a retail consulting and business advisory firm, from 2001 until February 2002. Mrs. Shern held various positions with Ernst & Young, LLP, from 1969 until July 2001, including Vice Chair. Mrs. Shern is a director of GameStop Corp., Royal Ahold NV and The Scotts Miracle Gro Company. Mrs. Shern served as a director of Nextel from 2003 until its merger with us in August 2005, and she has served as one of our directors since that time.

William H. Swanson, age 57. Chairman and Chief Executive Officer of Raytheon Company, an industry leader in defense and government electronics, space, information technology, technical services, and business and special mission aircraft, Waltham, Massachusetts. Mr. Swanson has served as Chairman of Raytheon since January 2004 and as CEO of Raytheon since July 2003. Mr. Swanson was president of Raytheon from July 2002 until May 2004. Before that, he was executive vice president of Raytheon and president of Raytheon’s Electronic Systems from January 2000 until July 2002. Mr. Swanson joined Raytheon in 1972 and has held a wide range of leadership positions across a broad spectrum of Raytheon’s business units. Mr. Swanson has served as one of our directors since 2004.

Our board of directors recommends that you vote for the election of the 12 nominees for director in this Proposal 1.

Director Not Standing for Re-Election

The following information is given with respect to Mr. Conway, who is not standing for re-election at our annual meeting. Mr. Conway will continue to serve on our board until the annual meeting.

William E. Conway, Jr., age 56. Managing Director, The Carlyle Group, a private global investment firm, Washington, D.C. Mr. Conway is a founder of The Carlyle Group and has been a managing director since 1987. Mr. Conway served as a director of Nextel from 1997 and as its Chairman of the Board from 2001 until the merger with us in August 2005. He has served as one of our directors since August 2005, and he is one of our Co-Lead Independent Directors.

Compensation of Directors

Upon the completion of our merger with Nextel in August 2005, our board of directors approved changes to the annual compensation paid to our non-employee directors. The compensation is partially equity-based and is designed to comply with our Corporate Governance Guidelines, which provide that the guiding principles behind our non-employee director practices are: (1) alignment with shareholder interests, (2) preservation of independence, and (3) preservation of the fiduciary duties owed to all shareholders. Consistent with these criteria and following consultation with outside compensation advisors, our board approved the total annual director compensation package described below. Our outside directors are directors who are not employees of our company. Our directors are also reimbursed for direct expenses relating to their activities as members of our board of directors.

Annual Retainer and Meeting Fees

Our outside directors are each paid $70,000 annually plus meeting fees and the following additional retainers:

•	the Co-Lead Independent Directors each receive an additional annual retainer of $75,000;

•	the Chair of the Audit Committee receives an additional annual retainer of $20,000;

•	the Chair of the Human Capital and Compensation Committee receives an additional annual retainer of $15,000; and

•	the Chairs of the Finance Committee and the Nominating and Corporate Governance Committee each receive an additional annual retainer of $10,000.

For each meeting attended, we pay our outside directors the following fees:

•	$2,000 for in-person board and committee meetings; and

•	$1,000 for board and committee meetings held telephonically.

We have established a Deferred Compensation Plan, under which our outside directors can defer receipt of all or part of their annual retainer and meeting fees. We have also established a Directors Shares Plan, under which our outside directors can elect to use all or part of their annual retainer and meeting fees to purchase shares of our common stock in lieu of receiving cash payments. Our outside directors can also elect to defer taxation of the amount used to purchase these shares of common stock by electing to have the shares issued to a rabbi trust.

Restricted Stock Units

Each of our outside directors receives an annual grant of $100,000 in restricted stock units representing shares of our common stock. Generally, the restricted stock units are granted each year at the annual meeting and each grant vests in full upon the subsequent annual meeting. Cash dividend equivalents are reinvested into additional restricted stock units, which vest when the underlying restricted stock units vest.

Upon the completion of our merger with Nextel in August 2005, each of our outside directors was awarded a Founders’ Grant of units representing 10 shares of our common stock consistent with similar grants made to all of our employees. These awards vest one hundred percent on August 12, 2006, which is the first anniversary of the closing of our merger with Nextel. These units are not eligible to receive any dividends declared on our common stock.

Stock Ownership Guidelines

Our director stock ownership guidelines require our outside directors to hold equity or equity interests in our common stock with a value of at least $140,000, which is two times the annual board retainer amount. Each outside director is expected to meet this ownership level by the later of August 12, 2007 or the second anniversary of the director’s initial election or appointment to the board. Our director stock ownership guidelines provide the board with flexibility to grant exceptions based on its consideration of individual circumstances.

Other Benefits

Except as described in this paragraph, we currently do not offer retirement benefits to outside directors. Linda Koch Lorimer is our only outside director who is eligible to receive benefits under a retirement plan originally adopted by our board of directors in 1982. The board amended the retirement plan in 1996 to eliminate the retirement benefit for any outside director who had not served five years as of the date of the amendment. Ms. Lorimer will receive monthly benefit payments equal to the monthly fee (not including meeting fees or additional retainers) being paid to outside directors at the time of her retirement. The monthly retirement benefit would be $5,833 while the current $70,000 annual fee remains in effect, and the number of monthly benefit payments to Ms. Lorimer will be 120 payments.

We believe it serves the interests of our company and our shareholders to enable our outside directors to utilize our communications services. Accordingly, each outside director is provided with communications services and products, including the use of wireless devices and related equipment. Our outside directors are also reimbursed for applicable income taxes associated with these benefits.

Under our charitable matching gifts program, we will match, up to reasonable levels, charitable contributions made by each outside director to an eligible institution or organization.

Corporate Governance Matters

A key component of our post-merger integration efforts has been our board’s and senior management’s focused attention on corporate governance matters. After the completion of the merger, we are continuing to maintain a comprehensive set of corporate governance initiatives that include the following:

•	maintaining a Corporate Governance and Ethics organization that is functionally independent from our other operating units and is designed to provide an enhanced level of transparency into the company for all of our stakeholders;

•	refinement of our policies and goals with respect to the determination of executive compensation programs, including increasing emphasis on performance-based equity compensation, as further described below under “—Human Capital and Compensation Committee Report on Executive Compensation;”

•	conducting annual board evaluations;

•	declassification of the board, which was completed in connection with the Sprint-Nextel merger;

•	adherence to strict independence standards for directors that meet or exceed NYSE listing standards;

•	election of Lead Independent Director(s) on an annual basis;

•	requiring the outside directors to hold executive sessions without management present no less than three times a year, at or in conjunction with regularly-scheduled board meetings;

•	requiring the Audit Committee, the Finance Committee, the Human Capital and Compensation Committee, and the Nominating and Corporate Governance Committee to be composed entirely of independent directors;

•	publication on our website of our Corporate Governance Guidelines and charters for all standing committees of the board, which detail important aspects of our governance policies and practices;

•	maintaining limits on the number of other public company boards and audit committees on which our directors can serve;

•	maintaining a policy that prohibits our independent registered public accounting firm from providing professional services to Audit Committee members in their individual capacities or to executive officers;

•	maintaining stock ownership guidelines for vice presidents and above and outside directors; and

•	maintaining limits on payments made in any future severance agreement with any officer at the level of senior vice president or above as further described below under “—Human Capital and Compensation Committee Report on Executive Compensation.”

We value the views of our shareholders. Consistent with this approach, our board has established a system to receive, track and respond to communications from shareholders addressed to our board or to our outside directors. Any shareholder who wishes to communicate with our board or our outside directors may write to Board Communications Designee, 2001 Edmund Halley Drive, Mailstop VARESPO513, Reston, VA 20191 or send an email to boardinquiries@sprint.com. Our board has instructed the Board Communications Designee to examine all communications and determine whether the communications are relevant to our board’s roles and responsibilities. The Board Communications Designee will forward all appropriate communications and report on the communications to the chair of or the full Nominating and Corporate Governance Committee or the full board or the outside directors, as appropriate. The Board Communications Designee will take additional action or respond to letters in accordance with instructions from the relevant board source. Communications relating to accounting, internal accounting controls, or auditing matters will be referred promptly to members of the Audit Committee in accordance with our policy on communications with the board of directors. A statement regarding this policy is available at www.sprint.com/governance.

As detailed in our Corporate Governance Guidelines, a Lead Independent Director is elected annually by our independent directors, except that following the completion of our merger with Nextel in August 2005, Irvine O. Hockaday, Jr., who was our Lead Independent Director at the time of the merger, and William E. Conway, Jr., who was Nextel’s non-executive Chairman at the time of the merger, were named our Co-Lead Independent Directors. Our Co-Lead Independent Directors have significant responsibilities and authority designed to facilitate the board’s oversight of management and ensure the appropriate flow of information between the board and management, including the following:

•	providing direction to the executive Chairman and the CEO on board meeting agendas and schedules and ensure that agenda items requested by the outside directors will be included on the agenda;

•	providing direction to the executive Chairman and the CEO on the quality, quantity, and timeliness of the flow of information from management and ensure that the outside directors receive any information they request;

•	coordinating, developing the agenda for, and chairing meetings of the outside directors;

•	acting as principal liaisons between the outside directors, the executive Chairman and the CEO on a wide range of items and issues of importance to us and, when necessary, ensuring that a full discussion of those issues occurs at board meetings;

•	providing input to the Human Capital and Compensation Committee regarding the executive Chairman and the CEO’s performance and, along with the chair of the Human Capital and Compensation Committee, meeting with the executive Chairman or the CEO as the case may be to discuss the board’s evaluation;

•	assisting the Nominating and Corporate Governance Committee, the board and the company’s officers in assuring compliance with and implementation of the Corporate Governance Guidelines, and providing input to the Nominating and Corporate Governance Committee on revisions to the guidelines; and

•	providing input to the Nominating and Corporate Governance Committee regarding the appointment of chairs and members of the Audit Committee, the Human Capital and Compensation Committee, the Finance Committee, and the Nominating and Corporate Governance Committee.

A current copy of our Corporate Governance Guidelines and the charters for all standing committees of the board are available at www.sprint.com/governance. They may also be obtained by writing to Sprint Nextel Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B206, Overland Park, Kansas 66251.

Independence of Directors

Our board has adopted a definition of director independence that meets, and in several areas exceeds, the listing standards of the NYSE. Our Corporate Governance Guidelines require that at least two-thirds of our board be independent directors consistent with the definition. Under our Corporate Governance Guidelines, our board will determine affirmatively whether a director is “independent” on an annual basis and disclose these determinations in our annual proxy statement. That determination is set forth below. A director will not be independent if:

•	during the preceding five years, the director was employed by, or any member of the director’s immediate family was employed as an executive officer, by our company or any of our affiliates;

•	during any 12-month period in the last three years, the director or any member of the director’s immediate family received more than $100,000 per year in direct compensation from our company or any of our affiliates, other than excluded compensation;

•	during the preceding five years, the director was affiliated with or employed by, or any member of the director’s immediate family was affiliated with or employed as an executive officer or in a professional capacity by, a present or former auditor of our company or any of our affiliates;

•	during the preceding five years an executive officer of our company served on the compensation committee of the board of another company that concurrently employed the director or any member of the director’s immediate family as an executive officer;

•	an executive officer of our company serves on the board of a company that employs the director as an executive officer;

•	during any of the preceding three years, the director or an immediate family member accepted any payments (other than those arising from investments in our securities, excluded compensation, other non-discretionary compensation or compensation arising out of a current employment relationship) from our company or any of our affiliates in excess of $45,000;

•	the director is an employee of, or any member of the director’s immediate family is an executive officer of, any organization to which our company or any of our affiliates made, or from which our company or any of our affiliates received, payments (other than those arising solely from investments in our securities) that during any of the preceding three fiscal years exceeded the greater of 2% of the recipient’s (i.e., our company’s or the other organization’s) consolidated gross revenues or $1,000,000; provided, however, that a director who is an executive officer of an organization is subject to a $200,000 rather than a $1,000,000 threshold; or

•	the director is a partner in or controlling shareholder of any organization to which our company or any of our affiliates made, or from which our company or any of our affiliates received, payments (other than those arising solely from investments in our securities) that during any of the preceding three fiscal years exceeded the greater of 3% of the recipient’s (i.e., our company’s or the other organization’s) consolidated gross revenues or $200,000.

Our board may determine that a director who does not meet the standards in the fifth, sixth or eighth bullet points above or does not meet the $200,000 threshold standard in the seventh bullet point nevertheless is independent. Following any such determination, our board will disclose a detailed explanation of its determination in our annual proxy statement. In no event will our board make this determination with respect to the fifth, sixth, seventh or eighth bullet points for a director for more than two consecutive years.

The board uses the following definitions to determine director independence:

•	“affiliate” means any entity that controls, is controlled by or is under common control with us, as evidenced by the power to elect a majority of the board of directors or comparable governing body of that entity;

•	“excluded compensation” means director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service; and

•	“executive officer” and “immediate family” have the meanings set forth in Rule 303A.02 of the NYSE listing standards, as amended from time to time.

Our board has determined that the following directors have no material relationship with our company and are independent using the definition described above: Mses. Hill and Lorimer and Messrs. Bane, Bethune, Conway, Hance, Hockaday, Kennard and Swanson. Based on these standards, nine of the 13 current members of the board of directors are independent directors. The Audit Committee, the Finance Committee, the Human Capital and Compensation Committee, and the Nominating and Corporate Governance Committee are composed entirely of independent directors.

Our director independence standards in our Corporate Governance Guidelines deem a director to be non-independent if, during the preceding five years, the director was employed by a former auditor of our company or any of its affiliates. Ernst & Young, LLP is a former auditor of our company, and Mrs. Shern held various positions with Ernst & Young from 1969 to July 2001, including Vice Chair. Mrs. Shern is therefore not considered to be an independent director under our independence standards. Mrs. Shern is expected to serve on the board of directors of the local telecommunications company that we intend to spin-off, and we anticipate that she will terminate her service on our board of directors at that time.

Our director independence standards in our Corporate Governance Guidelines deem a director to be non-independent if the director is an executive officer of a company to which our company or any of our affiliates made payments that, during any of the last three fiscal years, exceeded the greater of 2% of the recipient’s consolidated gross revenues or $200,000. Mr. Drendel is the Chairman and Chief Executive Officer of CommScope, Inc. As further described below in “Certain Relationships and Other Transactions,” in 2005, we purchased equipment and services from CommScope in an amount that exceeded 2% of CommScope’s consolidated gross revenues. Nearly two-thirds of our transactions with CommScope in 2005 are attributable to our Sprint North Supply business unit, which is expected to be spun-off with the local telecommunications company. Our board anticipates that following the spin-off and based on our independence standards and those of the NYSE, Mr. Drendel will be deemed to be an independent director.

Board Committees and Director Meetings

Board Meetings

During 2005, our board of directors held five regular meetings and seven special meetings. Our board of directors has an Audit Committee, a Finance Committee, a Human Capital and Compensation Committee, an Executive Committee and a Nominating and Corporate Governance Committee. Directors are expected to devote sufficient time to properly prepare for and attend meetings of our board, its committees and executive sessions, and to attend our annual meeting of shareholders. All directors attended at least 75% of the meetings of the board and board committees on which they served during 2005, including the board and committee meetings of pre-merger Sprint and Nextel, and all directors who served on our board and the Nextel board at the time of each company’s 2005 annual meeting attended that annual meeting.

Meetings of Outside Directors

In addition to board and committee meetings, our outside directors met six times in 2005 without management present, including in connection with each of the five regularly scheduled board meetings.

The Audit Committee

The primary function of the Audit Committee is to advise and assist the board in fulfilling its oversight responsibilities to the investment community, including current and potential shareholders. The primary purpose of the Audit Committee is to assist our board in fulfilling its oversight responsibilities with respect to:

•	the integrity of our financial statements and related disclosures;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications and independence;

•	the performance of our independent registered public accounting firm and internal audit function; and

•	our Ethics and Compliance Program.

The Audit Committee also has sole authority for the appointment, retention, termination, compensation, evaluation and oversight of our independent registered public accounting firm. The committee’s principal responsibilities in serving these functions are described in the Audit Committee Charter that was adopted by our board of directors.

Current copies of the Audit Committee Charter and our code of ethics, The Sprint Nextel Code of Conduct, both of which comply with SEC rules and the NYSE corporate governance standards, are available at www.sprint.com/governance. A copy of the Audit Committee Charter is attached hereto as Annex A. Copies of the Audit Committee Charter and The Sprint Nextel Code of Conduct may also be obtained by writing to Sprint Nextel Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B206, Overland Park, Kansas 66251.

The Sprint Nextel Code of Conduct describes the ethical and legal responsibilities of directors and employees of our company and our subsidiaries, including senior financial officers and executive officers. All of our directors and employees (including all senior financial officers and executive officers) are required to comply with The Sprint Nextel Code of Conduct. In support of the ethics code, we have provided employees with a number of avenues for the reporting of potential ethics violations or similar concerns or to seek guidance on ethics matters, including a 24/7 telephone helpline. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by our employees of any concerns regarding questionable accounting or auditing matters to the Ethics Helpline at 1-800-788-7844, by mail to the Audit Committee, c/o Sprint Nextel Corporation, 2001 Edmund Halley Drive, Mailstop VARESPO513, Reston, VA 20191 or by email to boardinquiries@sprint.com. Our Chief Ethics Officer reports regularly to the Audit Committee on our Ethics and Compliance program.

The Chair of the Audit Committee is Mr. Hance. The other members are Ms. Lorimer and Messrs. Conway and Bane. Each of the members is financially literate, independent and able to devote sufficient time to serving on the Audit Committee. Our board has determined that each of the Audit Committee members is an independent director under the independence requirements established by our board and the NYSE corporate governance standards. Our board has also determined that Messrs. Conway and Hance each possess the qualifications of an “audit committee financial expert” as defined in SEC rules. The Audit Committee met 14 times in 2005.

The Finance Committee

Our board approved the formation of the Finance Committee upon the completion of our merger with Nextel in August 2005. The primary functions of the Finance Committee include:

•	reviewing and approving our financing activities consistent with the authorization levels set forth in our fiscal policy;

•	reviewing and making recommendations to the board on our capital structure, annual budgets, enterprise risk management program, fiscal policy, investment policy, and other significant financial initiatives;

•	reviewing and approving proposed acquisitions, dispositions, mergers, joint ventures and similar transactions consistent with the authorization levels set forth in our fiscal policy; and

•	for at least two years from the closing of the Sprint-Nextel merger, the committee will review management’s regular reports regarding the status of anticipated merger synergies, including comparisons of actual and projected revenue figures and operating cost and capital expenditure reductions.

The committee’s principal responsibilities in serving these functions are described in the Finance Committee Charter that was adopted by our board of directors.

The Chair of the Finance Committee is Mr. Conway. The other members are Messrs. Bane, Hance, Hockaday and Swanson. Each member of the Finance Committee satisfies the independence requirements established by our board and the independence requirements of the NYSE corporate governance standards. The Finance Committee met five times in 2005. A current copy of the charter for the Finance Committee is available at www.sprint.com/governance. It may also be obtained by writing to Sprint Nextel Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B206, Overland Park, Kansas 66251.

The Human Capital and Compensation Committee

The primary functions of the Human Capital and Compensation Committee include:

•	developing and overseeing our compensation programs and practices for executives generally and for principal senior officers in particular;

•	evaluating the performance of our executive Chairman and our CEO and reviewing management’s assessment of the performance of principal senior executive officers;

•	setting the annual compensation levels for our executive Chairman and our CEO, and other principal senior executive officers;

•	with input from the Nominating and Corporate Governance Committee, making recommendations for approval to the board regarding director compensation;

•	approving and making recommendations to the board with respect to incentive-compensation plans and equity-based compensation plans, including the adoption of those plans and any amendments to those plans;

•	reviewing and approving executive compensation disclosures made in our annual proxy statement;

•	determining, approving and ratifying awards under incentive compensation and equity-based compensation plans, and reviewing and monitoring awards under such plans;

•	reviewing and approving any proposed employment agreement with principal senior officers;

•	with input from the Nominating and Corporate Governance Committee, annually reviewing with management plans for orderly development and succession of senior executive officers; and

•	annually reviewing compliance with our executive stock ownership guidelines and director stock ownership guidelines.

The Chair of the Human Capital and Compensation Committee is Mr. Swanson. The other members are Ms. Hill and Messrs. Bethune and Kennard. Each member of the Human Capital and Compensation Committee satisfies the independence requirements established by our board and the independence requirements of the NYSE corporate governance standards. The Human Capital and Compensation Committee met 15 times in 2005.

A current copy of the charter for the Human Capital and Compensation Committee is available at www.sprint.com/governance. It may also be obtained by writing to Sprint Nextel Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B206, Overland Park, Kansas 66251.

The Executive Committee

The primary function of the Executive Committee is to exercise powers of the board on matters of an urgent nature that arise between regularly scheduled board meetings.

The Chair of the Executive Committee is Mr. Donahue. The other members are Messrs. Conway, Forsee and Hockaday. The Executive Committee did not meet in 2005.

The Nominating and Corporate Governance Committee

The primary function of the Nominating and Corporate Governance Committee is to ensure that our company has effective corporate governance policies and procedures and an effective board and board review process. In fulfilling this function, the committee:

•	assists the board by identifying qualified candidates for director;

•	recommends to the board nominees whose election at the next annual meeting of shareholders will be recommended by the board;

•	recommends to the board nominees for each board committee;

•	develops, reviews, and recommends to the board for approval corporate governance policies and practices;

•	oversees the board evaluation process; and

•	evaluates, at least once every three years, our shareholder rights plan to determine whether it continues to be in the best interests of our company and our shareholders.

In evaluating prospective candidates or current board members for nomination or re-nomination, the Nominating and Corporate Governance Committee considers the following: (1) character, including reputation for personal integrity and adherence to high ethical standards, (2) judgment, (3) knowledge and experience in leading a successful company, business unit or other institution, (4) independence from our company, (5) ability to contribute diverse views and perspectives, (6) business acumen, and (7) ability and willingness to devote the time and attention necessary to be an effective director—all in the context of an assessment of the needs of the board at that point in time. The Nominating and Corporate Governance Committee also considers a candidate’s or current board member’s other board commitments or job responsibilities in assessing whether he or she would be able to devote the time and attention necessary to be an effective director for our company.

The Nominating and Corporate Governance Committee reviews with the board the appropriate characteristics and background needed for directors. This review is undertaken not only in considering new candidates for board membership, but also in determining whether to nominate existing directors for another term. The Nominating and Corporate Governance Committee determines the current director selection criteria and conducts searches for prospective directors whose skills and attributes reflect these criteria. To assist in the recruitment of new members to our board, the Nominating and Corporate Governance Committee employs a third party search firm. Final approvals of nominations are determined by the full board.

It is the policy of the Nominating and Corporate Governance Committee also to consider candidates recommended by shareholders. These recommendations should be sent to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Sprint Nextel Corporation, 2001 Edmund Halley Drive, Mailstop VARESPO513, Reston, VA 20191. To be timely, your recommendation must be received by our Corporate Secretary between November 17, 2006 and December 19, 2006. Your recommendation must include the following for each candidate you intend to recommend:

•	name, age, business address and residence address;

•	principal occupation or employment;

•	the class and number of shares of our stock beneficially owned;

•	any other information that is required by law to be disclosed in connection with solicitations of proxies for the election of directors; and

•	any other information that we may reasonably require.

The notice must also include your name and address and the class and number of shares of our stock that you own.

In 1997, our board adopted a shareholder rights plan. The rights plan is now reviewed every three years by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee began its review of the plan in October 2005, and, in February 2006, the board accepted the Nominating and Corporate Governance Committee’s recommendation that the plan remain in place until the rights issuable under the plan expire in June 2007.

The Chair of the Nominating and Corporate Governance Committee is Mr. Hockaday. The other members are Mses. Hill and Lorimer and Messrs. Bethune and Kennard. Each member of the Nominating and Corporate Governance Committee satisfies the independence requirements established by our board and the independence requirements of the NYSE corporate governance standards. The Nominating and Corporate Governance Committee met nine times in 2005.

A current copy of the charter for the Nominating and Corporate Governance Committee and our Corporate Governance Guidelines are available at www.sprint.com/governance. They may also be obtained by writing to Sprint Nextel Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B206, Overland Park, Kansas 66251.

Audit Committee Report

The Audit Committee of the board, which is composed of independent directors and has the principal responsibilities described beginning on page 16 of this proxy statement, furnished the following report. A copy of the Audit Committee Charter is attached hereto as Annex A and is available at www.sprint.com/governance.

The Audit Committee has reviewed and discussed our audited consolidated financial statements with management. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (SAS 61—Communication with Audit Committees), as amended, relating to the auditors’ judgment about the quality of our accounting principles, judgments and estimates, as applied in our financial reporting.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to the firm’s independence from our company and our subsidiaries and has discussed with the independent registered public accounting firm its independence.

The Audit Committee met with senior management periodically during the 2005 fiscal year to consider the adequacy of our internal controls and discussed these matters with our independent registered public accounting firm and with appropriate financial personnel. The Audit Committee also discussed with senior management our disclosure controls and procedures and the certifications by our CEO and our Chief Financial Officer, which are required by the SEC for certain of our filings with the SEC. The Audit Committee met privately with the independent registered public accounting firm, the internal auditors and other members of management, each of whom has unrestricted access to the Audit Committee.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board that our audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

The Audit Committee

James H. Hance, Jr., Chair

Keith J. Bane

William E. Conway, Jr.

Linda Koch Lorimer

Human Capital and Compensation Committee Report on Executive Compensation

The Human Capital and Compensation Committee, among its various functions contained in the Human Capital and Compensation Committee Charter, establishes and reviews the salaries and other compensation paid to our executive officers. The committee and board review the committee’s charter annually. The board has the responsibility for determining membership of the Human Capital and Compensation Committee and has appointed only independent directors to the committee. Each member of the committee satisfies the independence requirements set forth in both the NYSE corporate governance standards and Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The committee has the authority to engage, and does engage, the services of outside advisers, experts and others to assist the committee. The committee consulted with Deloitte Consulting to design our 2005 executive compensation plan, and with Deloitte Consulting and Frederic W. Cook & Co., Inc. to design our 2006 executive compensation plan that is described below.

This report summarizes the policies followed in setting compensation for our executive officers in 2005 and the actions taken, as well as changes that have been made by the committee to the 2006 compensation program to integrate the compensation and benefit programs of Sprint and Nextel.

Executive Compensation Philosophy

The fundamental objectives of our executive compensation policies are to ensure that executives are provided incentives and compensated in a way that advances both the short-and long-term interests of shareholders while also ensuring that we are able to retain and attract highly skilled executive talent.

We approach this objective through three key components:

•	annual base salary;

•	performance-based annual short-term incentive compensation, typically made in the form of cash; and

•	annual awards of long-term stock-based compensation, such as stock options and restricted stock units, or RSUs.

In determining compensation opportunities for executives, each of these components of compensation, and total compensation (the sum of all three elements), are compared to compensation data of similarly-sized companies in the telecommunications and high technology industries, as well as in other industries, based on surveys conducted by independent compensation consultants and data available in the proxy statements of such companies. Concurrent with the Sprint-Nextel merger, the committee re-examined and revised the compensation structure and set guidelines so that base salary was based upon the market median, and the short- and long-term target opportunities were based on the 65th percentile of the market for similar positions within the comparison group. For each executive officer, the individual long-term incentive opportunity is adjusted from the guidelines to reflect individual performance, and, as a result, target incentive opportunities for each executive may be greater or lesser than the 65th percentile benchmark. The actual amount of compensation earned by executive officers under their short-term and long-term incentive compensation opportunities is dependent on our performance as compared to predetermined operating targets and, in certain instances, changes in the value of our common stock.

The committee believes that the comparison group of companies used to determine executive compensation appropriately reflects the market in which we compete for executive talent. Five of the 18 companies in the Dow Jones US Telecommunications Index (which is used in the stock performance graphs on page 38) are included in the comparison group. The committee annually reviews and adjusts, if necessary, the comparison group.

The committee periodically reviews comprehensive tally sheets for the chief executive officer, or CEO, and each of the four highest compensated officers other than the CEO, who we collectively refer to as the five Named Executive Officers. These tally sheets provide (a) a summary of annual compensation for each Named Executive Officer, including the value of salary, target annual and long-term incentives, special non-recurring incentives and retention awards (if any), and the present value of pension accruals, other benefits and perquisites, (b) the current and projected future value of equity-based compensation currently held by each executive, both vested and unvested, and (c) the total remuneration, including the accelerated value of unvested equity awards, that each executive could potentially receive under five scenarios in which the executive’s employment is terminated, consisting of (1) termination of employment in connection with normal retirement at ages consistent with our retirement policies, (2) voluntary termination of employment by the employee, (3) involuntary termination of employment for cause, (4) involuntary termination of employment other than for cause and (5) involuntary termination of employment other than for cause or voluntary termination of employment by the employee for good reason after a change in control. The committee determined that the total compensation of each of the Named Executive Officers is reasonable and appropriate, and will review each Named Executive Officer’s total remuneration annually.

Section 162(m) of the Code prohibits a publicly-held corporation, such as us, from claiming a deduction from taxable income for compensation in excess of $1 million paid to any Named Executive Officer, unless such compensation qualifies as performance-based under Section 162(m). It is our policy to design our short-term incentive compensation plans for the Named Executive Officers so that such incentive compensation would be deductible under Section 162(m), although we may make exceptions. With respect to long-term incentive compensation, compensation from stock option awards, but not RSUs, is performance-based under Section 162(m). The committee believes that the interests of the shareholders are best served by not restricting the committee’s discretion in developing compensation programs, even though programs using RSUs and other similar awards may result in non-deductible compensation expenses.

Compensation Decisions for 2005

Information regarding compensation of executive officers is included below. Unless otherwise noted for 2005, all decisions regarding compensation of executive officers of Nextel were made by Nextel, and its board and compensation committee, prior to the Sprint-Nextel merger.

Base Salary

Pre-merger Sprint executive officers

As in the past, adjustments to base salaries for 2005 for executive officers took into consideration a variety of factors, including the:

•	nature and responsibility of the position and, to the extent available, salary norms for incumbents in comparable positions at similar companies (primarily similarly sized companies in the telecommunications and high technology industries);

•	experience and tenure of the individual executive; and

•	performance of the individual executive and the company.

Pre-merger Nextel executive officers

The base salaries of most of Nextel’s executive officers, including its CEO and each of its four other most highly compensated executive officers, were initially set by their respective employment agreements, which provided that Nextel could increase their base salaries throughout the term or any renewal term of their respective employment agreements.

Short-term Incentive Compensation (STIC)

Pre-merger Sprint executive officers

Our annual short-term incentive compensation plan, or STIC, is designed to motivate and reward eligible employees for their contributions by making a large portion of their cash compensation dependent upon company and individual performance. The STIC establishes the terms under which annual cash bonus compensation will be paid to our eligible employees, including our executive officers.

For 2005, payouts under the STIC formula were based on the following three variables: (1) the executive officer’s annual incentive target amount; (2) achievement of two enterprise-wide performance objectives described below, and (3) the weightings of the performance objectives. At the end of the year, the individual’s incentive target was multiplied by the weightings and the payout results, as of July 31, 2005 (rather than December 31, 2005, as originally contemplated under the STIC, due to the Sprint-Nextel merger), for each performance objective to calculate the actual incentive amount for the year. The payouts for each objective could range from 0 – 200% of the target amount. For senior vice presidents, or SVPs, the individual incentive payout could be adjusted up or down based on individual performance, such that the actual payout could range from 0 – 120% of the eligible payout. For executive officers above SVP, the committee (which has the discretion to reduce these executive officers’ incentive payments) reviewed and authorized the actual incentive payouts for these officers. In order to preserve deductibility under Section 162(m) of the Code, no individual performance factors applied to executive officers above SVP.

For participants who were our executive officers prior to the Sprint-Nextel merger, the STIC payments were awarded in full year amounts based on our performance prior to the merger. The following objectives and weightings were used for the 2005 STIC, with a summary of the results:

•	Sprint Economic Value Added, or Sprint EVA—80% weighting: calculated as net operating profits after taxes less a charge for the carrying cost of all capital invested in the enterprise (average invested capital multiplied by weighted average cost of capital). Actual results were above target.

•	Sprint Customer Satisfaction—20% weighting: measured by improvement in industry relevant customer satisfaction surveys, conducted through independent third party vendors. Actual results were below target.

Pre-merger Nextel executive officers

For 2005, the Nextel annual bonus plan that applied to periods prior to the Sprint-Nextel merger was overseen by the Nextel compensation committee. Payouts under the Nextel annual bonus plan were based on a formula with the following four variables: (1) the executive officer’s annual incentive target amount; (2) achievement of six enterprise-wide performance objectives described below; (3) the weightings of the performance objectives and (4) the executive officer’s individual performance. At the end of the year, the individual’s incentive target was multiplied by the weightings and the payout results, as of July 31, 2005 (rather than December 31, 2005, as originally contemplated, due to the Sprint-Nextel merger), for each objective to calculate the actual incentive amount for the year. The individual incentive payout was calculated based upon Nextel’s performance prior to the merger measured by the performance objectives and weightings, with payouts ranging from 0 to 200%, with an additional adjustment for individual performance, up or down by 15%. The committee (which had the discretion to reduce these executive officers’ incentive payments) reviewed and authorized the actual incentive payouts for these officers.

For pre-merger Nextel executive officers, the annual bonus was awarded in full year amounts based on Nextel’s performance prior to the merger. The following objectives and weightings were used for the 2005 STIC:

•	a target for operating income before depreciation and amortization, with a 30% weighting, which Nextel exceeded;

•	targets relating to the addition and retention of subscribers, each with a 10% weighting, both of which Nextel exceeded;

•	targets relating to retention of Nextel’s employees, with a 10% weighting, which Nextel did not meet, and employee satisfaction, with a 10% weighting, which Nextel exceeded;

•	a target for subscriber satisfaction, with a weighting of 10%, which Nextel exceeded; and

•	goals specific to each executive’s function and/or department, with a weighting of 20%, which generally were met.

Short-term incentive compensation for Sprint Nextel executive officers

The committee established an interim incentive program for eligible employees that provided for a potential bonus opportunity of up to 15% of the targeted annual pre-merger bonus if specified wireless subscriber additions and earnings before interest, taxes, depreciation and amortization, or EBITDA, targets were met for the period from September 1 to December 31, 2005. The weightings of the performance objectives varied by segment for participants. For employees of our Local segment, the wireless subscriber additions objective was weighted 10% and the EBITDA objective was weighted 90%. For all other employees, the wireless subscriber additions objective was weighted 40% and the EBITDA objective was weighted 60%. The objective for wireless subscriber additions was not met, but the EBITDA objective was met.

Long-term Incentive Compensation (LTIC)

Pre-merger Sprint executive officers

Our long-term incentive compensation plan, or LTIC, was designed to promote the long-term objectives of the organization. The target level of LTIC in 2005 was developed as described below. Individual awards for each executive were adjusted based on the performance of each eligible participant. The target incentive opportunity was then converted to stock options and RSUs.

Stock options were granted to members of our senior management team with a strike price equal to 110% of fair market value of the underlying stock on the grant date. The stock options vest 25% per year on each of the first four anniversaries of the date of grant. In addition to being granted in recognition of individual performance, stock options have a retention aspect as they vest only if the executive remains employed by us during the vesting period, subject to certain exceptions found in the applicable plans and employment agreements.

The number of RSUs awarded was based on both individual performance and the achievement of enterprise-level financial performance criteria over a one-year period. Financial targets, using the Sprint EVA (as described above), were set during the first quarter of 2005 and officers at the SVP level and above received contingent awards of RSUs based on the guideline award, adjusted for each executive’s individual performance. A performance matrix was created to allow for a range of awards under or over targeted levels based on actual results. In February 2006, the contingent 2005 RSU awards were adjusted based on actual 2005 Sprint EVA performance results through July 31, 2005 (rather than December 31, 2005, as originally contemplated under the LTIC, due to the Sprint-Nextel merger). Actual results exceeded targets for the relevant time period. The initial and adjusted 2005 RSU awards vest three years from the date of initial grant. In addition to being granted in recognition of company and individual performance, RSUs have a retention aspect and vest only if the executive remains employed by Sprint for the three-year vesting period, subject to certain exceptions found in the applicable plans and employment agreements.

Pre-merger Nextel executive officers

In 2003, Nextel’s compensation committee adopted a long-term incentive plan intended to reward key members of Nextel’s management for achieving specific performance goals related to operating cash flow and net subscriber additions over a two-year period commencing January 1, 2004. The Nextel compensation committee determined the target award amount under the plan for Nextel’s President and CEO and each of the other four most highly compensated Nextel executives. Under this plan, Nextel made an interim cash payout in 2005 equal to 25% of the target award amount for each participant based on satisfaction of the performance goals for 2004, each of which Nextel exceeded. Pursuant to the terms of the long-term incentive plan, upon completion of the Sprint-Nextel merger, participants received an immediate cash payment, prorated based on the number of months completed by the participant in the performance period (less the 25% interim cash payout) based on satisfaction of the performance goals for the portion of the performance period completed at that date, each of which Nextel exceeded.

In February 2005, Nextel’s compensation committee awarded the final quarterly stock option grant related to 2004 performance. In addition, the committee awarded deferred shares under Nextel’s incentive equity plan to certain of its key employees, excluding its chief executive officer but including each of its four other most highly compensated executive officers, in recognition of the major contributions made and expected to continue to be made to the short- and long-term profitability, growth and financial strength of Nextel including, among other things, through significant and ongoing contributions in connection with its efforts in the proceedings before the FCC relating to the elimination of interference in the 800 MHz spectrum band and its performance of its significant obligations under the Report and Order issued by the FCC in those proceedings and in connection with the Sprint-Nextel merger. These deferred shares cliff vest on the second anniversary of the Sprint-Nextel merger and will only accelerate upon death, disability or involuntary termination of the employee’s employment for other than cause.

Retention Program

Pre-merger Sprint executive officers

In January 2005, the committee approved a retention program to retain Sprint executives through the completion of the proposed merger with Nextel and the contemplated spin-off of the local telecommunications business and for the one-year transition period after the applicable transaction. Messrs. Forsee, Lauer and Hesse were excluded from participating in the program. The program provides for up to 100% of the executive officers’ annual base salary and short-term incentive target opportunity, with fifty percent of the base salary portion of the retention payment paid upon completion of the merger, and the remaining balance of the retention payment on the one year anniversary following closing. In the event that a participant’s employment is involuntarily terminated by us without cause prior to the one-year anniversary date, the participant is entitled to any unpaid retention benefit and the acceleration of unvested equity-based awards, provided such awards had been outstanding for at least one year as of the last day of the participant’s severance pay period.

In March 2005, the committee awarded to Messrs. Forsee and Lauer additional performance-based equity awards that consisted of a combination of performance-based RSUs and premium-priced stock options. The number of RSUs initially awarded were subject to adjustment pursuant to the terms of the LTIC described above, and the terms of the RSUs were the same as the RSUs awarded under the LTIC. The target award opportunity was 62,000 RSUs for Mr. Forsee and 21,000 RSUs for Mr. Lauer, subject to a performance adjustment component related to our 2005 performance. In February 2006, we awarded Mr. Forsee an additional 47,163 RSUs, and Mr. Lauer an additional 15,975 RSUs, related to performance in 2005. Mr. Forsee was granted options to purchase 165,000 shares of our common stock and Mr. Lauer was granted options to purchase 55,000 shares. The exercise price for the stock options was equal to 110% of the market value of the underlying stock on the grant date. The options vest 25% per year on each of the first through fourth anniversaries of the grant date. Both the performance-based RSU award and the stock options granted March 2005 would have been forfeited if the Sprint-Nextel merger had not been completed.

Pre-merger Nextel executive officers

Each of Nextel’s named executive officers prior to the merger participated in Nextel’s Change of Control Retention Bonus and Severance Pay Plan. Under this plan, which was overseen by Nextel’s compensation committee, when Nextel agreed to merge with Sprint, each executive officer was entitled to receive a retention bonus contingent on continued employment with the company through the date of completion of the merger and the one-year period after the date of completion, or if Nextel terminated the executive’s employment without cause before the date of completion or before the end of this one-year period. The amount of the retention bonus for each of the named executive officers was 150% of the base salary and target bonus for 2005. Under the plan, half of the retention bonus was paid at the time that the merger was completed, and the remaining half will be paid on the first anniversary of the merger. If an executive officer’s employment is terminated without cause (as defined in the plan) within one year after the effective date of the merger, or the executive officer terminates employment during this period for good reason (as defined in the plan), then that executive officer will receive severance payments in an amount equal to 200% of that individual’s base salary and 200% of that individual’s target bonus for the year, and the individual’s insurance and medical benefits will be continued for two years from termination. Under the terms of each named executive’s employment agreement, severance compensation and benefits payable under the employment agreements will be reduced dollar-for-dollar (but not below zero) by any severance compensation and benefits (but not retention bonuses, excluding Mr. Donahue) payable under the change of control plan.

Compensation Decisions for 2006

Following the Sprint-Nextel merger, the committee reviewed our executive compensation design, and made the following changes to the short- and long-term incentive compensation plans.

Short-term Incentive Compensation (STIC)

For 2006, STIC has been simplified to create greater alignment of efforts and interests within and across the organization. The STIC objectives consist of: operating income plus depreciation, amortization and special items, or adjusted OIBDA; wireless subscriber additions and post-paid wireless subscriber retention, also known as post-paid churn. The Named Executive Officers are subject to an operating income objective. Eligible employees were expanded to include all non-sales employees.

Long-term Incentive Compensation (LTIC)

For 2006, the LTIC target levels were developed in the same manner as for the 2005 LTIC, as described above. No awards were made to executives designated for the Local segment that will be spun-off to our shareholders. The target incentive opportunity is converted to stock options and RSUs.

Fifty percent of the value of the LTIC award was made in the form of stock options, the number of which is based on the value of each option determined using the Black-Scholes valuation model. The exercise price of each option is based on the fair market value of a share of our common stock on the grant date and the options vest ratably in three equal portions on each of the first, second and third anniversaries of the grant date.

The remaining fifty percent of the value of the LTIC award will be made in the form of RSUs that will be awarded following the planned spin-off of our Local segment. The number of RSUs to be awarded during 2006 will be based on the fair market value of our common stock, and will include a performance component, which could result in the number of RSUs being forfeited or increased, ranging from 0% to 200% of the number of restricted stock units initially awarded, based on the achievement of specified results with respect to the following performance objectives during 2006: wireless subscriber additions, adjusted OIBDA and post-paid wireless subscriber retention, also known as post-paid churn. The RSUs awards will vest in February 2009 and will be eligible to receive dividend payments as and to the extent declared with respect to our common stock.

Integration Overachievement Plan

The committee adopted an Integration Overachievement Plan to drive integration and overachievement of integration targets in order to produce shareholder value. The plan provides for an incentive payment to executives in specified target amounts if 2007 adjusted OIBDA margin (as further defined in the plan, operating income plus depreciation, amortization and special items divided by service revenue) target is met. The 2007 OIBDA margin target will be determined at the time that our board approves the 2007 budget. The actual payout can range from 0 to 150% of the targeted payout and the committee will consider the following additional factors in determining the final payout: (1) actual performance compared to the 2007 adjusted OIBDA, (2) 2006-2007 incremental free cash flow attributable to merger synergies, (3) integration costs incurred to achieve synergies, and (4) performance of our common stock relative to the Dow Jones U.S. Telecommunications Stock Index. The committee intends to pay out fifty percent of the earned amount in cash shortly after the completion of the performance period, and the other fifty percent will be delivered in RSUs that vest one year from the date of grant but the committee retains its discretion to pay the entire award in cash.

CEO Compensation

In setting the compensation level for our CEO, Gary D. Forsee, the committee, with the guidance of the independent compensation consultants, considers comparative information from other companies, third party salary surveys and proxy statements. The committee also considers Mr. Forsee’s performance evaluation by the board of directors and the company’s performance.

Prior to the merger and as has been previously disclosed in public filings, including the merger proxy, on March 15, 2005 the committee approved an amendment to Mr. Forsee’s employment agreement of March 19, 2003, which was negotiated as part of and conditioned on the completion of the Sprint-Nextel merger. The amendment provides for: (1) an annual base salary of $1,400,000, subject to annual review for possible increase (but not decrease), (2) an annual short-term incentive target opportunity of not less than 170% of base salary, for an initial target opportunity of $2,380,000, with a maximum payout of 200% of the short-term incentive opportunity (the actual payout can range from 0 to 200% of the target opportunity), and (3) an annual long-term performance-based incentive opportunity having a $10 million minimum target value for the first year following completion of the merger and a $10 million guideline target value for the second year. The agreement also provided that if the merger was completed in 2005, the short-term incentive target opportunity for 2005 would be the sum of $2,040,000 prorated for the portion of the year before the completion of the merger and $2,380,000 prorated for the portion of the year after the completion of the merger. Mr. Forsee’s prorated opportunity for 2005 is $2,181,667 based upon the August 12, 2005 closing date of the merger with Nextel.

In February 2006, the committee adjusted Mr. Forsee’s base salary by $50,000 to $1,450,000 following the elimination of his car allowance, miscellaneous services and club dues allowance. In addition, the committee approved Mr. Forsee’s participation under the post-merger, short-term incentive program for 2005 with a $130,900 payout, and his participation in the Integration Overachievement Plan with a $2,500,000 opportunity.

The committee believes that Mr. Forsee’s total compensation is reasonable and appropriate based upon the complexity of the merged companies and Mr. Forsee’s performance.

Executive Severance Policy

In August 2003, our board of directors adopted an executive severance policy. Under the policy, the board will seek shareholder approval for any future severance agreement or arrangement with senior executives that provides benefits (including salary, bonus and “other benefits”) in excess of two times the senior executive’s base salary plus bonus and the value of other benefits paid or afforded to the senior executive exceeding a 24-month period following the executive’s termination. For purposes of the policy, “other benefits” include the continued and accelerated vesting of restricted stock, options and any other equity awards, extending the option exercise period, accrual of retirement service, group health and life benefits, and all other benefits offered to our senior executives generally under our broad-based severance program.

Our executive severance policy requires shareholder approval of any future severance agreement that provides for the reimbursement of excise taxes imposed under Code sections 280G and 4999 to a senior executive. Our employment agreement with Daniel Hesse, Chief Executive Officer of the Local Telecommunications Division, provides for the reimbursement of the excise tax as an exception to the policy, which the board of directors believed was necessary in order to attract Mr. Hesse to the company in June 2005. Mr. Hesse’s employment agreement was entered into in anticipation of the separation of our Local segment as a stand-alone public company to be led by Mr. Hesse as its Chief Executive Officer.

Stock Ownership Guidelines

Our board also believes executive ownership of a meaningful financial stake in the company serves to align executives’ interests with shareholders’ interests. Our board established executive stock ownership guidelines that require certain executives to hold shares or share equivalents of our stock equal to five times base salary for the CEO and the Executive Chairman and one to four times base salary for executives at the Vice President level and above. Each executive is expected to meet this ownership level by the later of January 1, 2011 or the fifth anniversary of becoming an executive.

The Human Capital and Compensation Committee

William H. Swanson, Chair

Gordon M. Bethune

V. Janet Hill

William E. Kennard

Executive Compensation

Summary Compensation Table

The following table reflects the cash and non-cash compensation for services in all capacities by executives who were, as of December 31, 2005, the Named Executive Officers. With respect to Messrs. Donahue and Kelly, the table reflects compensation for 2005 following the Sprint-Nextel merger.

		Annual Compensation				Long-term Compensation Awards
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Other Annual Compensation ($)		Restricted Stock Award(s) ($)(2)	Securities Underlying Options(#)		LTIP Payouts	All Other Compensation ($)(3)
Gary D. Forsee(4) President and Chief Executive Officer	2005	1,252,875	3,443,892	243,237	(5)(6)	13,657,402	885,000		—	104,070
	2004	1,137,931	2,090,991	205,056		7,180,800	779,400		—	26,220
	2003	813,410	2,532,206	198,041		12,844,751	2,148,300	(7)	—	137,794

Timothy M. Donahue(8) Executive Chairman	2005	515,385	5,087,917	172		262	—		2,137,500	—

Len J. Lauer Chief Operating Officer	2005	934,062	1,767,987	118,121	(9)	7,461,885	475,000		—	3,780
	2004	825,863	913,758	5,236		2,937,600	318,600		—	1,250
	2003	652,318	625,808	8,974		3,810,000	391,950		—	9,000

Daniel R. Hesse(10) Chief Executive Officer, Local Telecommunications Division	2005	496,552	1,613,393	49,401	(6)	3,776,112	408,000		—	201,247

Thomas N. Kelly, Jr.(11) Executive Vice President, Transition Integration	2005	274,038	2,023,000	172		2,209,937	—		1,029,167	—

(1)	Includes all amounts earned for the respective years, even if deferred under our applicable deferred compensation plans. Includes bonuses paid under the short-term incentive compensation plans of ours or those of Nextel that mandated payment after August 12, 2005. Also includes one-time awards for work performed in connection with our merger with Nextel of $2,250,000 to Mr. Donahue and $1,050,000 to Mr. Kelly. Mr. Hesse also received a sign-on bonus of $600,000.
(2)	As of December 31, 2005, the Named Executive Officers held restricted stock, RSUs and deferred shares as set forth in the following table. The market value of the shares is based on a value of $23.36 per share for our common stock (the closing price on the NYSE on December 31, 2005) multiplied by the number of shares of restricted stock, shares underlying RSUs or deferred shares, as applicable. The quantities of our securities below are stated after giving effect to the recombination of our FON common stock and PCS common stock on April 23, 2004.

	Number of Shares
	RSUs	Deferred Shares	Restricted Stock	Value
Mr. Forsee	1,964,767	0	0	$45,896,953
Mr. Donahue	10	433,333	0	10,122,892
Mr. Lauer	635,749	0	45,000	15,902,297
Mr. Hesse	157,010	0	0	3,667,754
Mr. Kelly	10	97,500	0	2,277,834

Each of the Named Executive Officers has the right to receive dividends on the restricted stock and the RSUs at the same rate as on unrestricted shares and to vote the restricted stock, other than the 10 Founders’ Grant RSUs awarded to each officer, which are not entitled to receive dividends.

The awards in 2005 were RSUs granted as follows: Messrs. Forsee and Lauer were awarded RSUs on February 8, 2005 and March 15, 2005, each of which vests on the third anniversary of the date of grant; Mr. Hesse was awarded RSUs on June 7, 2005, which vest on the third anniversary of the date of grant; under the terms of Mr. Kelly’s employment agreement, because the Sprint-Nextel merger was a change of control of Nextel, he was awarded 84,500 fully vested deferred shares; and each of the Named Executive Officers was awarded Founders’ Grant RSUs on August 12, 2005, which vest on the first anniversary of the date of grant. RSUs granted in 2005 to Messrs. Forsee and Lauer include a performance adjustment component related to our 2005 performance. The RSU amounts in the table above include the following additional RSUs granted in February 2006 that relate to performance in 2005: Mr. Forsee—252,552 and Mr. Lauer—137,687.

The awards in 2004 were all RSUs granted on February 10, 2004 that vest 25% on the second anniversary of the grant date, and 75% on the third anniversary of the grant date.

The awards in 2003 were all RSUs. For those grants that vest, in whole or in part, within three years of the grant date, the vesting schedule is described below. Under Mr. Forsee’s employment contract, he received initial grants equal to 195,750 RSUs, which we refer to as Initial RSUs; and sign-on awards of 711,600 RSUs, which we refer to as Sign-on RSUs. In recognition that Mr. Forsee forfeited certain compensation and opportunities with his former employer, we granted to Mr. Forsee 291,600 “make-whole” RSUs. The Initial RSUs will vest 100% on March 19, 2006; the Sign-on RSUs will vest 100% on December 31, 2007; and the “make-whole” RSUs will vest and, unless deferred, will be paid in 20% increments on each of the first four anniversaries of March 19, 2003 and on December 31, 2007, in each case subject to Mr. Forsee’s continued employment. The award to Mr. Lauer was made on March 27, 2003, and 69,300 of the RSUs vest one-third on each of the first, second and third anniversaries of the grant date, and 262,500 vest one-third on each of the third, fourth and fifth anniversaries of the grant date.

(3)	Consists of amounts for 2005: (a) contributed by us under our retirement savings plan, (b) representing the portion of interest credits on deferred compensation accounts under our Executive Deferred Compensation Plan that are at above-market rates and (c) paid in reimbursement of relocation expenses (which consisted of interim living, transit expenses, storage and moving expenses, closing expenses, mortgage loan points and, in the case of Mr. Hesse, because he identified a buyer for his home, an incentive amount equal to 2% of the sales price for his home), as follows:

	Savings Plan Contribution	Above- market Earnings	Relocation
Mr. Forsee	$3,780	$14,685	$85,605	*
Mr. Donahue	0	0	0
Mr. Lauer	3,780	0	0
Mr. Hesse	0	0	201,247	*
Mr. Kelly	0	0	0
* See footnote (6) below.

(4)	Mr. Forsee became Chief Executive Officer in March 2003.
(5)	The Human Capital and Compensation Committee of our board established an overall security program for Mr. Forsee in May 2003. The security program was established for our benefit rather than as a personal benefit or perquisite for Mr. Forsee. Nevertheless, the amount shown in the table includes our costs to provide Mr. Forsee with residential security systems and equipment of $84,855 for 2005. Under the security program, Mr. Forsee is required to use our aircraft for non-business as well as business travel. The incremental costs associated with the non-business use by Mr. Forsee of our aircraft included in the table totaled $49,290 for 2005.
(6)	Includes tax gross-up payments made in connection with relocations requested by us in the following amounts: Mr. Forsee—$40,648 and Mr. Hesse—$49,369, which amounts are not included in the relocation amounts in footnote (3) above.

(7)	Under Mr. Forsee’s employment contract, he received initial grants of options to purchase 1,252,500 shares of our common stock at an exercise price equal to the fair market value on the grant date, which we refer to as the Initial Options. In recognition that Mr. Forsee forfeited certain compensation and opportunities with his former employer, we granted to Mr. Forsee “make-whole” options to purchase 895,800 shares of our common stock, at an exercise price equal to the fair market value on the grant date. The Initial Options will vest in 25% tranches on the first four anniversaries of the grant date, and the “make-whole” options will become fully exercisable on December 31, 2007, in each case subject to Mr. Forsee’s continued employment. The options will not be subject to accelerated vesting upon a change in control under the provisions of our equity plan.
(8)	Mr. Donahue was elected Chairman at the time of the Sprint-Nextel merger in August 2005. Mr. Donahue’s compensation for 2005 reflects only post-merger compensation paid by us.
(9)	Includes the incremental costs associated with the non-business use by Mr. Lauer of our aircraft of $84,818 for 2005.
(10)	Mr. Hesse became Chief Executive Officer, Local Telecommunications Division in June 2005.
(11)	Mr. Kelly became Executive Vice President, Transition Integration in December 2005, after being elected Chief Strategy Officer at the time of the Sprint-Nextel merger in August 2005. Mr. Kelly’s compensation for 2005 reflects only post- merger compensation paid by us.

Option Grants

The following table summarizes options granted to the Named Executive Officers under our stock option plans during 2005. With respect to Messrs. Donahue and Kelly, the table does not reflect stock options granted by Nextel in 2005 prior to the Sprint-Nextel merger. The options shown are options to purchase our series 1 common stock.

The amounts shown as potential realizable values on these options are based on arbitrarily assumed annualized rates of appreciation in the price of our common stock of 5% and 10% over the term of the options, as set forth in SEC rules. The Named Executive Officers will realize no gain on these options without an increase in the price of our common stock that will benefit all shareholders proportionately.

Unless otherwise indicated, each option listed below has the following terms. Vesting is accelerated in the event of an employee’s death or permanent disability. In addition, if an option has been outstanding for at least one year, vesting is accelerated upon a change in control or an employee’s normal retirement at age 65 or older. A change in control is deemed to occur if (1) someone acquires 30% or more of the voting power of our stock, (2) there is a change of a majority of the directors within a two-year period in certain circumstances, or (3) there is a merger in which we are not the surviving entity. We granted no stock appreciation rights during 2005. For other circumstances in which vesting may be accelerated, see the description of Sprint’s retention program below under “—Retention and Severance Programs—Pre-Merger Sprint Retention and Executive Severance Programs.”

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted(#)		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)		Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term($)
							5%	10%
Gary D. Forsee	720,000	(1)	10.2%	26.75	(2)	2/08/15	9,259,252	26,150,651
	165,000	(3)	2.3%	25.47	(2)	3/15/15	2,020,245	5,705,723
Timothy M. Donahue	—		—	—		—	—	—
Len J. Lauer	420,000	(1)	5.9%	26.75	(2)	2/08/15	5,401,231	15,254,546
	55,000	(3)	0.8%	25.47	(2)	3/15/15	673,415	1,901,908
Daniel R. Hesse	408,000	(4)	5.8%	24.05		6/07/15	6,170,966	15,638,439
Thomas N. Kelly, Jr.	—		—	—		—	—	—

(1)	These options were granted on February 8, 2005 and vest at the rate of 25% of the number of shares granted on each of the first four anniversaries of the grant date.
(2)	The exercise price equals 110% of the fair market value on the grant date.

(3)	These options were granted on March 15, 2005 and vest at the rate of 25% of the number of shares granted on each of the first four anniversaries of the grant date.
(4)	These options were granted on June 7, 2005 and vest at the rate of 25% of the number of shares granted on each of the first four anniversaries of the grant date.

Option Exercises and Fiscal Year-end Values

The following table summarizes the net value realized on the exercise of options in 2005, and the value of options outstanding at December 31, 2005, for the Named Executive Officers. With respect to Mr. Kelly, the table does not reflect stock options exercised in 2005 prior to the Sprint-Nextel merger. All options shown are options to purchase our series 1 common stock.

Aggregated Option Exercises in 2005 and Year-end Option Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005(1)
			Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Gary D. Forsee	626,250	9,871,788	194,850	2,991,600	1,037,901	22,327,048
Timothy M. Donahue	—	—	4,995,958	789,042	59,669,670	5,620,137
Len J. Lauer	—	—	1,242,272	985,204	6,304,619	4,350,493
Daniel R. Hesse	—	—	—	408,000	—	—
Thomas N. Kelly, Jr.	625,042	6,332,590	221,000	—	—	—

(1)	The value of unexercised, in-the-money options is the number of shares underlying options multiplied by the difference between the exercise price of the options and the fair market value at December 31, 2005, of $23.36, which was the closing price of our series 1 common stock on the NYSE on that date.

Pension Plans

Under our Retirement Pension Plan, eligible employees generally accrue for each year of service an annual retirement benefit equal to 1.5% of career average compensation, subject to limitations under the Code. In addition, the Named Executive Officers participate in a supplemental retirement plan that provides additional benefits. Under his employment agreement, Mr. Forsee is eligible for retirement benefits not to exceed 65% of his covered compensation (generally, annual base salary plus actual annual bonus), which amount will be ratably reduced if Mr. Forsee’s employment terminates before age 65 and will be offset by pension benefits otherwise payable to him by us and his former employer. Assuming the following Named Executive Officers continue to work with us until age 65 and have pensionable compensation for years after 2005 equal to the pensionable compensation for 2005, the Named Executive Officers would receive an estimated annual pension benefit, expressed as an annuity for life, as follows: Mr. Forsee—$2,821,332, Mr. Donahue—$0, Mr. Lauer—$235,025, Mr. Hesse—$396,199 and Mr. Kelly—$0.

In addition, we have a key management benefit plan that provides for a survivor benefit in the event of the death of the participant or, in the alternative, a supplemental retirement benefit. This plan has only five participants, of whom only one is a Named Executive Officer. More information on the plan is provided in the following section under “—Employment Contracts.”

Employment Contracts

Employment Contract with Mr. Forsee

In March 2003, we entered into an employment contract with Mr. Forsee. Under the contract, as amended, Mr. Forsee is contractually entitled to an annual base salary of $1,400,000, subject to annual review for possible increase (but not decrease), and an annual short-term incentive target opportunity of not less than 170% of base salary, with a maximum bonus opportunity of not more than 200% of his target bonus opportunity. He is eligible for all employee benefits made available generally to other senior executive officers, including our Short-term Incentive Plan. Subject to the contract requirements, the Human Capital and Compensation Committee reviews and sets Mr. Forsee’s compensation, as described above in “Human Capital and Compensation Committee Report on Executive Compensation” beginning on page 21. For a description of the options and restricted stock units granted to Mr. Forsee under his employment contract, see “Executive Compensation—Summary Compensation Table” beginning on page 28. In 2004, we reimbursed Mr. Forsee $28,862 for reasonable legal and professional fees incurred by him in connection with litigation relating to his taking the position of Chairman and CEO with us, as required under the contract.

In the event Mr. Forsee’s employment with us is terminated, either by us without cause or by Mr. Forsee for good reason, Mr. Forsee will receive his pro rata annual bonus and severance benefits equal to two times the sum of his annual base salary and his target annual bonus opportunity (three times that amount if the termination occurs during the 24-month period following a change in control, as defined in the agreement). Our merger with Nextel was not considered a change in control under this agreement. In addition, in the event of such a termination, the options and restricted stock units discussed above will be subject to pro rata accelerated vesting (100% accelerated vesting if the termination is within the 24-month period following a change in control). In the event Mr. Forsee receives any payments deemed contingent on a change in control, he will not be subject to plan provisions that require a reduction of benefits to levels deductible under Section 280G of the Code, and if any excise tax is imposed on him by Section 4999 of the Code as a result of a change in control, we will make him whole for any excise tax.

In December 2004, Mr. Forsee’s employment agreement was amended to provide that upon completion of our merger with Nextel, he would become the CEO and President of the merged company. Mr. Forsee waived his ability to claim that his relocation to Reston, Virginia and his loss of the Chairman’s position would constitute a “Constructive Discharge” under his employment agreement. The amendment also confirms that the merger would not constitute a change in control. All other terms and conditions of the agreement remain unchanged.

Under the agreement, Mr. Forsee has agreed to certain covenants relating to competition, confidentiality, non-solicitation, non-disparagement and cooperation, his breach of which would result in forfeiture of his rights to his non-qualified pension benefit, any unpaid severance benefits and all of his unvested equity-based awards described above that are then outstanding.

On March 15, 2005, the Human Capital and Compensation Committee approved a second amendment to Mr. Forsee’s employment agreement to provide an annual long-term performance-based incentive opportunity having a $10 million minimum target value for the first year following completion of the merger and a $10 million guideline target value for the second year (which may be in the form of cash opportunity and/or equity-based awards).

Employment Contract with Mr. Donahue

We have assumed the obligations under the employment agreement previously entered into between Nextel and Mr. Donahue that provides for an initial term of three years effective July 1, 2003. On the third anniversary of the effective date, and on each subsequent anniversary of the date of the agreement, the employment term is extended for an additional year unless 12 months prior thereto either party gives the other notice of non-renewal.

Mr. Donahue’s employment agreement, as amended, currently provides for an annual salary of $1,400,000, and his bonus target opportunity is not less than 170% of his base salary, with a maximum bonus opportunity of not more than 200% of his target bonus opportunity.

Under the agreement, in August 2003, Mr. Donahue was granted 1,000,000 shares of deferred stock, one-third of which vest and become nonforfeitable on each of the first three anniversaries of the effective date of the agreement. Under the agreement, Mr. Donahue was also granted options to purchase 325,000 shares of common stock in each of 2004 and 2005, all of which will vest no later than June 30, 2006. In addition, Mr. Donahue is entitled to participate in incentive plans and to other benefits generally available to our other senior executives.

In the event of Mr. Donahue’s death or permanent disability during the employment term, we will pay an amount equal to Mr. Donahue’s existing base salary for a period of 12 months and a pro rata portion of his bonus and long-term incentive awards. We will make all benefit payments on his behalf for a period of 12 months (in the event of disability) and the vesting of his incentive equity awards will be accelerated. In the event Mr. Donahue is terminated without cause (as defined in the agreement) or terminates his employment for good reason (as defined in the agreement), then we will pay Mr. Donahue an amount equal to his then-current base salary, bonus and benefits for a period of two years and his award under our long-term incentive plan, calculated at the greater of target or actual performance, and his options and deferred share grants will vest. Mr. Donahue is subject to specific confidentiality restrictions during his employment term and thereafter, and he is also subject to non-competition restrictions for a period of two years after the termination of his employment term.

On December 15, 2004, Mr. Donahue agreed not to claim that his change of title to and assignment of duties as Executive Chairman of Sprint Nextel pursuant to the merger agreement would be a basis for him to terminate his existing employment agreement for good reason. The waiver was effective for six months following completion of the merger. As of March 15, 2005, Mr. Donahue agreed that, for purposes of his employment agreement and his participation in the Nextel Change of Control Retention Bonus and Severance Pay Plan, the waiver would be effective for a period of 12 months after completion of the merger and that he may resign from his position for good reason based only upon the changes to his title and duties due to his assignment to the position of Chairman during the 12-month period commencing on the first anniversary of the completion of the merger.

As of March 15, 2005, Mr. Donahue’s employment agreement was amended to provide an annual long-term performance-based incentive opportunity having a $10 million minimum target value for the first year following completion of the merger and a $10 million guideline target value for the second year following the completion of the merger (which may be in the form of cash opportunity and/or equity-based awards). Upon Mr. Donahue’s termination for good reason or without cause at any time or upon his resignation for any reason after the second anniversary of the completion of the merger, the portion of the awards consisting of stock options and service-based awards other than stock options would fully vest, he would have three years from the date of termination to exercise the stock options and the portion of the awards consisting of performance-based awards other than stock options would vest at the end of the performance period based on actual performance and the actual number of days in the performance period up to the date of Mr. Donahue’s termination. Upon Mr. Donahue’s resignation during the 12-month period beginning on the first anniversary of the completion of the merger for good reason based upon the changes to his title and duties due to his assignment to the position of Chairman, no portion of the second long-term incentive award granted after the completion of the merger would vest, but he would be entitled to the other rights specified in his existing employment agreement with respect to his termination for good reason. Upon Mr. Donahue’s death or disability, the long-term incentive awards would vest as though his employment was terminated without cause, except that the stock option portion of the award will be exercisable for one year after his death or disability.

Employment Contract with Mr. Lauer

Mr. Lauer has signed an agreement that prohibits him performing services for a competitor for up to 18 months following termination of his employment. The agreement also provides severance under which he will receive 18 months of compensation and benefits following an involuntary termination of employment without cause or upon a constructive discharge following a diminution of his responsibilities or compensation, or a forced relocation in certain circumstances.

The agreement, which pre-dates our current senior executive severance policy, provides enhanced severance benefits in the event we terminate Mr. Lauer’s employment without cause or he resigns due to a diminution in responsibilities, authority, or compensation following a change in control. Our merger with Nextel did not constitute a change of control under the agreement. Benefits include monthly salary payments for up to 35 months and an amount equal to the sum of the highest short-term plus the highest long-term incentive compensation awards received for the three performance periods before termination, paid in three installments. For purposes of the key management benefits plan, Mr. Lauer will be deemed to have remained a Key Executive (as defined in the plan) until age 60 and interest will be credited to his account under the Executive Deferred Compensation Plan at the maximum rate allowed under the plan. In addition, we will determine his retirement benefits assuming three years of additional service and will not impose on him any reduction to benefits for early retirement. The benefits also include life, disability, medical, and dental insurance coverage for up to 35 months following termination. Finally, Mr. Lauer is not subject to plan provisions that require a reduction of benefits to levels deductible under Section 280G of the Code, and if any excise tax is imposed on him by Section 4999 of the Code as a result of a change in control, we will make him whole.

Mr. Lauer is also eligible to receive benefits under a key management benefit plan that provides for a survivor benefit in the event of the death of a participant or, in the alternative, a supplemental retirement benefit. Under the plan, if a participant dies before retirement, the participant’s beneficiary will receive ten annual payments each equal to 25% of the participant’s highest annual salary during the five-year period immediately before the time of the participant’s death. If a participant dies after retiring or becoming permanently disabled, the participant’s beneficiary will receive a benefit equal to 300% (or a reduced percentage if the participant retires before age 60) of the participant’s highest annual salary during the five-year period immediately before the time of retirement or disability, payable either in a lump sum or in installments at the election of the participant. At least 13 months before retirement, a participant may elect a supplemental retirement benefit in lieu of all or a portion of the survivor benefit. The supplemental retirement benefit will be the actuarial equivalent of the survivor benefit.

Employment Contract with Mr. Hesse

In June 2005, we entered into an employment agreement with Mr. Hesse pursuant to which Mr. Hesse will serve as Chief Executive Officer of our local telecommunications division until we spin-off this division and will serve as the Chief Executive Officer and President of the business after the anticipated spin-off.

Under the terms of the agreement, Mr. Hesse is entitled to an initial annual base salary of $900,000, is eligible for an annual target bonus opportunity of not less than 120% of his base salary and a maximum bonus payout of 200% of his annual target bonus opportunity. For 2005, Mr. Hesse is entitled to a minimum annual bonus of $1,050,000, pro-rated for his actual service, and is eligible for all employee benefits made available generally to other senior executive officers designated to join the local telecommunications division.

Under his employment agreement, Mr. Hesse received a sign-on bonus of $600,000 and an initial grant of options to purchase 408,000 shares of our common stock that vest in 25% tranches on the first four anniversaries of the grant date with an exercise price equal to the fair market value on the grant date and an initial grant of 157,000 restricted stock units relating to shares of our common stock that vest on the third anniversary of the grant date, subject to Mr. Hesse’s continued employment.

The first annual long-term equity award made to Mr. Hesse in 2006 will be made not later than the earlier of (1) December 31, 2006 and (2) the first to occur of the termination of Mr. Hesse’s employment (a) without cause, (b) for good reason or (c) for constructive discharge, and will have a grant date value of $7,000,000, subject to Mr. Hesse’s continued employment through the earlier of (A) the date on which such grants are made to other executives designated to join the local telecommunications business and (B) March 15, 2006. The agreement also provides that the restricted stock units will be converted into restricted stock units related to the new local telecommunications company and that the options may be converted into options related to the new local telecommunications company in connection with our spin-off of this business.

The options, restricted stock units and first annual awards noted above will vest prior to the indicated vesting dates in the event of his death or disability.

In the event Mr. Hesse’s employment is terminated, either by us without cause or by Mr. Hesse for “good reason,” Mr. Hesse will receive his pro-rata annual bonus for the year of termination, and a monthly severance benefit for 18 months equal to 1/12th of the sum of his annual base salary and his target annual bonus opportunity (such benefits will be paid over 24 months if the termination occurs during the 24-month period following a change in control, as defined in the agreement). In addition, in the event of any such termination, the options, restricted stock units and first annual long-term equity award discussed above, will continue to vest during the severance period; the options and restricted stock units discussed above will vest fully at the end of the severance period; and the first annual award will vest fully at the end of the severance period if such termination is within the 24-month period following a change in control or within two months following the abandonment of the spin-off of our local telecommunications division.

The vesting of Mr. Hesse’s equity awards discussed above will not be subject to the provisions of our equity incentive plan limiting accelerated vesting in connection with a change of control if such vesting would result in limitations on deductibility under Section 280G of the Code. In the event Mr. Hesse receives any payments deemed contingent on a change in control and if any excise tax is imposed on him by Section 4999 of the Code as a result of a change in control, we will provide him an additional payment to reimburse him for the excise tax.

Under the agreement, Mr. Hesse has agreed to certain covenants relating to competition, confidentiality, non-solicitation, non-disparagement and cooperation, his material and willful breach of which would result in forfeiture of his rights to any unpaid severance benefits and all of his equity-based awards described above that are then outstanding.

Employment Contract with Mr. Kelly

We have assumed the obligations under the employment agreement that Nextel entered into with Mr. Kelly in April 2004. The agreement provides for a term of three years. On the third anniversary of the effective date, and on each subsequent anniversary, the employment term shall be extended for an additional year unless 12 months prior thereto either party gives the other notice of nonrenewal. The agreement provides for a minimum base salary of $600,000, a 2004 minimum annual target bonus of 100% of base salary and 200,000 deferred shares.

Under the terms of the agreement, Mr. Kelly’s base salary may be increased by our Human Capital and Compensation Committee, but may not be decreased. Under the agreement, the award of shares of deferred stock will be fully vested on the third anniversary of the agreement. The agreement provides that, upon a change of control (which included the Sprint-Nextel merger), any unawarded deferred shares under that agreement will be awarded and the unvested portions of all deferred share awards under the agreement will become fully vested. The agreement also provides that Mr. Kelly is entitled to participate in our long-term incentive plan.

Under the term of the agreement, in the event of the death or permanent disability of the executive during his employment term, we will pay Mr. Kelly an amount equal to his existing annual base salary and a pro rata portion of his bonus and long-term incentive awards. We will make all benefit payments on his behalf for a period of 12 months (in the event of disability) and the vesting of certain of his incentive equity awards will be accelerated. The agreement also provides that, in the event Mr. Kelly is terminated without cause (as defined in the agreement) or terminates his employment for good reason (as defined in the agreement), then we will pay him an amount equal to his then-current base salary, bonus and benefits for a period of the greater of two years or the remainder of his employment term (or one year in the event of good reason termination due to relocation) and at least a pro rata portion of his minimum target award under our long-term incentive plan, his options and deferred share grants will vest and he will receive certain outplacement services (except in the event of a good reason termination due to relocation). Under the terms of the agreement, Mr. Kelly is subject to specific confidentiality and non-competition restrictions during his employment term and after the termination of his employment term for a period of two years in the case of his non-competition restrictions and on a permanent basis with respect to his confidentiality restrictions.

On August 12, 2005, in recognition that Mr. Kelly had “good reason” under the Nextel retention program, we amended his option agreements to provide for the immediate vesting of stock options covered by those agreements, which represented the right to acquire 580,269 shares of our common stock.

Mr. Kelly agreed to assist us after the close of our merger with Nextel with our three-year strategic plan and the integration of newly acquired PCS affiliates and Nextel Partners. Mr. Kelly’s transitional role is coming to completion, and we have reached an agreement with Mr. Kelly that his resignation on or about April 30, 2006 will result in the acceleration of his deferred shares.

Retention and Severance Programs

Pre-Merger Sprint Retention and Executive Severance Programs

On January 17, 2005, the Human Capital and Compensation Committee of the board of directors adopted a retention program in order to retain certain critical officers and other employees during the period prior to the merger with Nextel and the contemplated spin-off of our local telecommunications business and for a period of one year after these events. The retention program provides that our executive officers, other than Messrs. Forsee, Lauer and Hesse, are eligible for retention payments equal to 100% of their respective annual base salary and target short-term incentive bonus as of January 17, 2005, with fifty percent of the base salary portion of the retention payment paid upon completion of the merger, and the remaining balance of the retention payment on the one year anniversary following closing. In the event that a participant’s employment is involuntarily terminated by us without cause prior to the one-year anniversary date, the participant is entitled to any unpaid retention benefit and the acceleration of unvested equity-based awards, provided such awards were held at least one year prior to the date that such participant’s severence period ends.

In August 2003, our board of directors adopted an executive severance policy. Under the policy, the board will seek shareholder approval of any future severance agreement or arrangement with senior executives that provides benefits (including salary, bonus and “other benefits”) in excess of two times the senior executive’s base salary plus bonus and the value of other benefits paid or afforded to the senior executive exceeding a 24-month period following the executive’s termination. For purposes of the policy, “other benefits” include the continued and accelerated vesting of restricted stock, options and any other equity awards, extending the option exercise period, accrual of retirement service, group health and life benefits, and all other benefits offered to our senior executives generally under our broad-based severance program.

The policy requires shareholder approval of any future severance agreement that provides for the reimbursement of excise taxes imposed under Code sections 280G and 4999 to a senior executive. As described above, our employment agreement with Daniel Hesse, Chief Executive Officer of the Local Telecommunications Division, provides for the reimbursement of the excise tax as an exception to the policy, which the board of directors believed was necessary in order to attract Mr. Hesse to the company in June 2005.

Pre-Merger Nextel Retention and Severance Program

Certain specified officers and other senior employees participate in Nextel’s Change of Control Retention Bonus and Severance Pay Plan that was adopted by Nextel prior to our merger. Under the terms of the retention program, Messrs. Donahue and Kelly received retention payments equal to 75% of their base salary and 2005 target bonus at the time of completion of the merger. They are entitled to receive a second retention payment equal to 75% of their base salary and 2005 target bonus on the first anniversary of completion of the merger. If the employment of one of these executive officers is involuntarily terminated without cause (as defined in the plan) within one year of the completion of the merger, or if either officer terminates his employment during this period for good reason (as defined in the plan), then that executive officer will receive an amount equal to 200% of that individual’s base salary and 200% of that individual’s target bonus for the year, and the individual’s insurance and medical benefits will be continued for two years from termination. Under the terms of each named executive’s employment agreement described above, severance compensation and benefits payable under the employment agreements will be reduced dollar for dollar (but not below zero) by any severance compensation and benefits (but not retention bonuses, except for Mr. Donahue) payable under the change of control plan.

Certain Relationships and Other Transactions

Mr. Hance, one of our outside directors who was determined by the board to be independent, was elected to the board on February 8, 2005 from a group of candidates presented to the board by the Nominating and Corporate Governance Committee’s independent search firm. Mr. Hance was a Vice Chairman of Bank of America Corporation until January 31, 2005. Bank of America Corporation is a financial services holding company, and in 2004 its investment banking subsidiary was retained to act as a co-advisor to us in connection with our February 2005 agreement to lease certain of our wireless communications towers to Global Signal Inc. for approximately $1.2 billion in cash at the time of closing, with our commitment to sublease space on a substantial portion of those towers for a minimum of ten years. Bank of America Corporation is also a lender under our credit facilities. Bank of America Corporation also provides typical commercial banking services to us and our subsidiaries. The services are provided on bases consistent with normal investment or commercial banking practices, on substantially the same terms as those prevailing at the time for comparable advisory roles, and the engagement was entered into in the ordinary course of business. Mr. Hance had no personal involvement with our engagement of Bank of America Corporation to provide these services or Bank of America Corporation’s provision of these services. The total fees paid by us to Bank of America Corporation for investment and commercial banking services in 2004 and 2005 and proposed to be paid in 2006 are significantly less than 0.1% of Bank of America Corporation’s gross revenues for fiscal year 2005.

Mr. Drendel, one of our outside directors who was determined by the board to be non-independent, is the Chairman and Chief Executive Officer of CommScope, Inc. We paid CommScope approximately $36 million in 2005 for cables, network switches, private branch exchanges and related equipment and services. We had approximately $3 million payable to CommScope at December 31, 2005.

We engage a relocation company that, among other things, offers to purchase, based on two appraisals by third parties, the former residences of executive and professional level employees to facilitate relocations made at our request. If the employee accepts the offer, the relocation company markets and sells the former residence on our behalf, and we receive any gain on the sale or reimburse the relocation company for any loss. If a buyer is identified before the employee accepts the offer, and the price equals or exceeds the relocation company’s offer, then the relocation company purchases the home from the employee and resells it to the identified buyer at that price. We are also responsible for costs associated with the maintenance and sale of the residence, including payment of a service fee to the relocation company. As an incentive for employees to assist in identifying buyers, thereby reducing the risk or potential costs associated with taking a home into inventory, we had a long-standing policy of paying the employee an amount equal to 2% of the sale price of the residence if the employee (i) reaches an agreement with a buyer before accepting the relocation company’s offer, and (ii) the agreed price equals or exceeds the relocation company’s offer.

In June 2005, Mr. Hesse relocated to the Kansas City area in connection with his employment with us. The relocation company purchased his former residence for $2,140,000 and resold the residence for the same amount, which exceeded the relocation company’s offer. We reimbursed the relocation company approximately $224,000 for the brokerage, closing and other costs related to the sale of the home. Mr. Hesse received the incentive amount equal to 2% of the sale price.

For more information on amounts paid in connection with Mr. Hesse’s relocation, as well as amounts paid in connection with a relocation by Mr. Forsee at our request from Kansas City to the Reston, Virginia area, see “Executive Compensation—Summary Compensation Table,” including footnotes (3) and (6).

Performance Graph

The graph below compares the yearly percentage change in the cumulative total shareholder return for our series 1 common stock with the S&P® 500 Stock Index and the Dow Jones U.S. Telecommunications Index for the five-year period from December 31, 2000 to December 31, 2005. The cumulative total shareholder return for our series 1 common stock has been adjusted for the periods shown for the recombination of FON common stock and PCS common stock that was effected on April 23, 2004. The graph assumes an initial investment of $100 in our common stock on December 31, 2000 and reinvestment of all dividends.

The Dow Jones U.S. Telecommunications Index is currently composed of the following companies: Alltel Corp., AT&T Inc., BellSouth Corporation, CenturyTel Inc., Cincinnati Bell Inc., Citizens Communications Co., IDT Corp., Leap Wireless International Inc., Leucadia National Corp., Level 3 Communications Inc., Nextel Partners Inc., NII Holdings Inc., NTL Inc., Qwest Communications International Inc., Sprint Nextel Corporation, Telephone & Data Systems Inc., U.S. Cellular Corp. and Verizon Communications Inc.

Five Year Total Return

	2000	2001	2002	2003	2004	2005
Sprint Nextel	$100.00	$109.72	$45.52	$53.15	$90.52	$84.64
S&P 500	$100.00	$86.96	$67.74	$87.17	$96.66	$101.40
Dow Jones U.S. Telecom Index	$100.00	$87.20	$58.62	$66.06	$79.61	$81.23

Proposal 2. Ratification of Independent Registered Public Accounting Firm

(Item 2 on Proxy Card)

Our Audit Committee has voted to appoint KPMG as our independent registered public accounting firm to examine the consolidated financial statements for our company and our subsidiaries for the year ending December 31, 2006. Our shareholders are asked to ratify that appointment at the annual meeting. In keeping with good corporate governance, the Audit Committee will periodically assess the suitability of our incumbent independent registered public accounting firm taking into account all relevant facts and circumstances, including the possible consideration of the qualifications of other accounting firms.

Representatives of KPMG will be present at the annual meeting and will have the opportunity to make a statement and to respond to appropriate questions. If the appointment of KPMG is not ratified at the meeting, the Audit Committee will consider the selection of another accounting firm.

The following paragraphs describe the fees billed for professional services rendered by our independent registered public accounting firm for the fiscal years ended December 31, 2005 and 2004.

Audit Fees

For professional services rendered for the audit of our 2005 consolidated financial statements, the reports on management’s assessment regarding the effectiveness of our internal control over financial reporting and the effectiveness of internal control over financial reporting as required by SEC rules, the review of the financial statements included in our 2005 Forms 10-Q and the statutory audits of our international subsidiaries, KPMG billed us a total of $11.5 million in 2005.

For professional services rendered for the audit of our 2004 consolidated financial statements, the reports on management’s assessment regarding the effectiveness of our internal control over financial reporting and the effectiveness of internal control over financial reporting as required by SEC rules, the review of the financial statements included in our 2004 Forms 10-Q and the statutory audits of our international subsidiaries, KPMG billed us a total of $7.6 million in 2004.

These amounts also include reviews of documents filed with the SEC, accounting consultations related to the annual audit and preparation of letters for underwriters and other requesting parties.

Audit-Related Fees

For professional audit-related services rendered, KPMG billed us a total of $5.3 million in 2005. Audit-related services in 2005 generally included support related to our merger with Nextel, the proposed spin-off of our local telecommunications business, the acquisition of former affiliates, the audits of our employee benefit plans and other attestation services.

For professional audit-related services rendered to us, KPMG billed us a total of $1.5 million in 2004. Audit-related services in 2004 generally included support related to the proposed Sprint-Nextel merger and other attestation services.

Tax Fees

For professional tax services rendered to us, KPMG billed us a total of $4.3 million in 2005. Tax services in 2005 primarily included tax consultation related to our merger with Nextel, the proposed spin-off of our local telecommunications business, the acquisition of former affiliates and domestic corporate tax compliance and advice.

For professional tax services rendered to us, KPMG billed us a total of $0.8 million in 2004. Tax services in 2004 primarily included tax consultation related to the proposed Sprint-Nextel merger and the proposed spin-off of our local telecommunications business.

All Other Fees

In 2005 and 2004, KPMG did not bill any fees in addition to the fees described above.

The Audit Committee considered whether the non-audit services rendered by KPMG in 2005 and 2004 were compatible with maintaining its independence as auditors of our financial statements and determined that the services provided were compatible.

The Audit Committee has adopted policies and procedures concerning our independent registered public accounting firm, including the pre-approval of services to be provided. Our Audit Committee pre-approved all of the services described above. The Audit Committee is responsible for the pre-approval of all audit, audit-related, tax and non-audit services; however, pre-approval authority may be delegated to one or more members of the Audit Committee. The details of any services approved under this delegation must be reported to the full Audit Committee at its next regular meeting. Our independent registered public accounting firm is generally prohibited from providing certain non-audit services under our policy, which is more restrictive than the SEC rules. Any permissible non-audit service engagement must be specifically approved in advance by the Audit Committee. We provide quarterly reporting to the Audit Committee regarding all audit, audit-related, tax and non-audit services provided by our independent registered public accounting firm.

Our board of directors recommends that you vote for the ratification of the appointment of KPMG in this Proposal 2.

Proposal 3. Shareholder Proposal Concerning Majority Voting in the Election of Directors

(Item 3 on Proxy Card)

The American Federation of Labor and Congress of Industrial Organizations Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, owner of 600 shares of our series 1 common stock, has given notice of its intention to introduce the following resolution at the Annual Meeting. The shareholder proposal and supporting statement appears as received by us. Following the shareholder proposal is our response.

RESOLVED: The Shareholders of Sprint Nextel Corporation (“Sprint” or the “Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement

Our Company is incorporated in Kansas. Among other issues, Kansas corporate law addresses the issue of the level of voting support necessary for the election of corporate directors. Kansas law provides that the plurality vote standard will be in effect regarding the election of directors, unless otherwise provided in the bylaws or articles of incorporation. (K.S.A. § 17-6506).

In our view, the director election system is in need of fundamental reform. Under a plurality voting system, a nominee is elected if he or she receives very few, or even a single vote, regardless of how many shareholders withhold their votes for that nominee. In a corporate governance system where incumbent directors have access to the assets of the company to promote their candidacy, while shareholders must use their own money to do so, we believe this is not a legitimate process for electing directors.

The proposed majority vote standard would require that a director receive a majority of votes cast in order to be elected to the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For example, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard, or whether a plurality director election standard is appropriate in contested elections.

We believe meaningful director elections are in the public interest. In our opinion, the current voting system does not grant any legal significance to the withhold vote. For these reasons, only robust majority vote director elections will restore legal significance and meaning to a fundamental shareholder right.

Our Response to the Shareholder Proposal

Our directors, like those of most other public corporations, are elected by a plurality of votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes from holders of our voting stock at the annual meeting will be elected as directors. Our board of directors believes that this system of electing directors, which is the default standard under Kansas law, best serves the interests of our shareholders. The plurality voting system is fair and impartial in that it applies equally to any candidate that is nominated for election to our board of directors. The nominees who receive the most votes cast will be elected to our board of directors, whether those candidates are nominated by our board of directors or by shareholders. For example, a shareholder nominee could be elected under the current system if the number of votes cast for that nominee exceeds the number of votes cast for one or more other nominees, including persons nominated by our board. If the proposal were adopted, however, a shareholder nominee might fail to win election to the board even if that person received more votes than an incumbent director nominee, simply because the shareholder nominee did not receive a majority of the votes cast.

It is important to note, that, at last year’s annual meeting, each of our directors up for election was elected by more than 85% of the total votes cast. The proposal suggests that our directors are being elected by a minimal number of votes cast and that the system needs to be reformed. However, last year’s vote results clearly indicate this is not the case.

Implementation of the proposal could also have the unintended consequence of unnecessarily increasing the cost of soliciting shareholder votes. For example, the implementation of this proposal could provide special interest shareholder groups the power to promote expensive and time-consuming “vote-no” campaigns that are not in the best interest of all shareholders, forcing us to implement a proactive telephone solicitation, additional mailings of proxy soliciting materials or other vote-getting strategies to obtain the required vote. The end result may be increased spending by our company in routine elections. Your board of directors believes this would be a poor use of our company’s assets.

Further, the proposal does not address what would happen if one or more candidates who are incumbent directors fail to receive a majority of the votes cast. Consistent with the Kansas General Corporation Code, our Amended and Restated Articles of Incorporation provide that directors shall hold office from the time of their election until the next annual meeting and until their successors have been elected and qualified to serve. An incumbent director who did not receive a majority of the votes cast would nonetheless remain in office until such person’s successor is elected and qualified. If the incumbent director were to leave office, our board has the right under our Amended and Restated Articles of Incorporation to fill the vacancy, or the position might remain vacant. These alternatives would not necessarily reflect the views of shareholders that have chosen to exercise their right to vote for the directors of their choice at the annual meeting. As a result, adoption of the proposed majority vote standard could result in a less democratic process than the election of directors by plurality vote.

The possibility of failed elections could have other adverse consequences as well. For example, the failure to elect one or more director candidates could impair our ability to comply with the independence requirements in the NYSE listing standards and our Corporate Governance Guidelines, and can also adversely affect our ability to retain and attract qualified directors.

In light of these potential unintended consequences, we are continuing to evaluate the most appropriate director election standard for our company and look forward to receiving further guidance on the issue from state legislatures, leading practitioners and experts, as well as the experience of companies that have adopted majority voting so that we can determine a course of action that is truly in the best interest of our shareholders.

For the reasons described above, our board of directors recommends that you vote against this Proposal 3.

Proposal 4. Shareholder Proposal Concerning Cumulative Voting

(Item 4 on Proxy Card)

The Telephone Coordinating Council #3, 3520 Boulder Highway, Las Vegas, Nevada 89121-1519, owner of 135 shares of our series 1 common stock, has given notice of its intention to introduce the following resolution at the annual meeting. The shareholder proposal and supporting statement appears as received by us. Following the shareholder proposal is our response.

RESOLVED: That the stockholders of Sprint Nextel Corp. (“the Company”), assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

Supporting Statement

Cumulative voting means that each shareholder may cast as many votes as equal the number of shares held, multiplied by the number of directors to be elected. Each shareholder may cast all such cumulated votes for a single candidate or split votes between one or more candidates, as each shareholder sees fit.

We believe that cumulative voting increases the possibility of electing at least one director with a viewpoint independent of management. In our opinion, this will help achieve the objective of the board representing all shareholders.

We urge our fellow shareholders to vote yes for cumulative voting and the opportunity to enhance our Board with a more independent perspective.

Our Response to the Shareholder Proposal

Like most other major U.S. corporations, our directors are elected by a plurality of the votes cast at the annual meeting. Our board of directors believes that this voting system is most likely to produce an effective board of directors that will represent the interests of all of our shareholders. In contrast, cumulative voting could enable a special interest group to elect a director solely concerned with advancing the goals of that special interest group. The goals of this special interest group may be adverse to those of Sprint Nextel and our shareholders. In addition, the support by directors of special interests of the shareholders that elected them could create partisanship on our board, which could undermine the ability of our board of directors to act effectively on behalf of all of our shareholders.

Our board of directors believes that the plurality vote method for the annual election of directors is working well and achieves the election of directors with viewpoints independent of management. Our director independence standards are more stringent than those of the NYSE and our board’s key committees, including the Nominating and Corporate Governance Committee, which is responsible for identifying and recommending qualified individuals to serve as directors, consist solely of directors that are independent of management. Currently, nine of our 13 directors are independent under our standards, and, following the spin-off of our local telecommunications business, more than 80% of our board will be independent. Our board, each of our board committees, and our Lead Independent Directors also have the authority to engage the services of independent advisors to assist in the discharge of their duties. Our board’s policies and processes help to ensure that our board will maintain an independent perspective and remain accountable to all shareholders, rather than those in a particular group. Furthermore, our board continues to evaluate the most appropriate director election standard for our company, including the implementation of a majority vote standard.

For the reasons described above, our board of directors recommends that you vote against this Proposal 4.

Other Matters to Come Before the Meeting

We do not intend to bring any other matters before the meeting, and we do not know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

Future Shareholder Proposals

Our bylaws provide that the annual meeting of shareholders is to be held on the third Tuesday in April of each year unless the board of directors sets a different date. In 2007, the third Tuesday falls on April 17th.

We anticipate mailing our proxy materials for next year’s annual meeting on or about March 15, 2007. The deadline for submitting shareholder proposals to be included in the proxy statement for that meeting is November 17, 2006. If you intend to submit a proposal, it must be received by our Corporate Secretary at 2001 Edmund Halley Drive, Reston, Virginia 20191, no later than that date.

If you intend to submit a matter for consideration at next year’s meeting, other than by submitting a proposal to be included in our proxy statement, you must give timely notice according to our bylaws. Those bylaws provide that, to be timely, your notice must be received by our Corporate Secretary at 2001 Edmund Halley Drive, Reston, Virginia 20191, between November 17, 2006 and December 19, 2006. For each matter you intend to bring before the meeting, your notice must include a brief description of the business you wish to be considered, the reasons for conducting that business at the meeting, and any material interest you have in that business. The notice must also include your name, address, and the class and number of shares of our stock that you own.

ANNEX A

SPRINT NEXTEL CORPORATION

AUDIT COMMITTEE CHARTER

I. COMMITTEE PURPOSE

The primary purposes of the Audit Committee are to assist the Board in fulfilling its oversight responsibilities with respect to:

(a) the integrity of Sprint Nextel’s financial statements and related disclosures,

(b) Sprint Nextel’s compliance with legal and regulatory requirements,

(c) the independent registered public accounting firm’s qualifications and independence,

(d) the performance of Sprint Nextel’s independent registered public accounting firm and internal audit function, and

(e) Sprint Nextel’s Ethics and Compliance Program.

The Audit Committee is to act on behalf of the Board and to oversee all material aspects of Sprint Nextel’s accounting and financial reporting processes and the quality and integrity of Sprint Nextel’s financial statements and related disclosures, including oversight of the activities of Sprint Nextel’s management and of the independent registered public accounting firm as described in this paragraph. Sprint Nextel’s management is responsible for the preparation, presentation and integrity of Sprint Nextel’s financial statements and related disclosures and for the appropriateness of the accounting and reporting policies used by Sprint Nextel. The independent registered public accounting firm is responsible for auditing those financial statements.

An important part of the Audit Committee’s purpose is the coordination with other Board Committees and fostering a free, open and clear avenue of communication between management, the independent registered public accounting firm, the internal audit function, general counsel, the chief ethics officer and the Board.

II. COMMITTEE COMPOSITION

The Audit Committee will be comprised of at least three directors. All members of the Audit Committee will, in the judgment of the Board, satisfy the independence and director and audit committee qualification requirements of the New York Stock Exchange (“NYSE”), applicable law and regulations and Sprint Nextel’s Corporate Governance Guidelines.

All members of the Audit Committee will, in the judgment of the Board, be financially literate. At least one member will, in the judgment of the Board, be an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission (“SEC”) and at least one member (who may also be the audit committee financial expert) will, in the judgment of the Board, have accounting or related financial management expertise in accordance with the NYSE listing standards.

The members and chair of the Audit Committee will be appointed by the Board and will serve until removed by the Board or their successors have been duly appointed and qualified.

III. COMMITTEE MEETINGS

The Audit Committee will meet as often as required to fulfill its responsibilities as set forth in this Charter but no less than four times a year. Meetings may be held in person or telephonically. The chair or his or her designee will preside over all meetings. The Audit Committee will meet regularly with management, the head of the internal audit function, the independent registered public accounting firm, the general counsel and the chief ethics officer in separate executive sessions to discuss any matters that the Audit Committee or any of these groups believes should be discussed privately. Unless otherwise requested by the Audit Committee, the chief ethics officer or general counsel, as appropriate, or unless otherwise required under Sprint Nextel’s procedures, the executive sessions with the general counsel and chief ethics officer will occur only at regularly scheduled meetings. The Audit Committee will report regularly to the Board on its decisions, recommendations and other activities.

IV. PRINCIPAL COMMITTEE RESPONSIBILITIES AND DUTIES

To fulfill its purposes, responsibilities and duties, the Audit Committee will:

Independent Registered Public Accounting Firm

1. Possess sole authority for the appointment, retention, termination, compensation, evaluation and oversight of the independent registered public accounting firm. The Audit Committee will make an annual determination whether to retain the current independent registered public accounting firm or appoint a new independent registered public accounting firm. The independent registered public accounting firm will report directly to the Audit Committee.

2. Approve all engagement fees and terms with the independent registered public accounting firm for audit, review and attest engagements. The Audit Committee will also have sole authority to pre-approve all permissible non-audit engagements with the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members but any decisions made by the member to whom such authority is delegated must be reported to the Audit Committee at its next meeting. All engagements will be pre-approved in accordance with Sprint Nextel’s Financial Policy on Pre-Approvals of Audit, Audit-Related, Tax and Non-Audit Services.

3. Before the annual audit, review and discuss with the independent registered public accounting firm the scope and general extent of the annual audit and related work and the fees to be paid for these services.

4. Receive from the independent registered public accounting firm, on a periodic basis, a formal written statement delineating all relationships between the independent registered public accounting firm and Sprint Nextel and its executive officers and directors, consistent with applicable regulations. Review and discuss with the Board, as necessary, and the independent registered public accounting firm, on a periodic basis, any disclosed relationships or services between the independent registered public accounting firm and Sprint Nextel or its executive officers or directors, or any other circumstances that may impact the objectivity and independence of the independent registered public accounting firm.

5. Oversee the quality-control process of the independent registered public accounting firm by, at least annually, obtaining and reviewing reports from the independent registered public accounting firm describing the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm and any steps taken to deal with any such issues. At least annually, conduct an evaluation of the independent registered public accounting firm’s qualifications, performance and independence, taking into account the opinions of management and the internal audit function. The evaluation of the independent registered public accounting firm will include the review and evaluation of the lead partner of such firm. The Audit Committee will review and discuss with the Board its determinations with respect to the independent registered public accounting firm.

6. In addition to ensuring proper rotation of the lead audit partner and concurring audit partner of the independent registered public accounting firm, consider, periodically, whether the regular rotation of Sprint Nextel’s independent registered public accounting firm is appropriate or desirable.

7. Set hiring policies for employees or former employees of the independent registered public accounting firm.

8. Regularly review separately with each of Sprint Nextel management, the independent registered public accounting firm and the internal audit function any difficulties encountered during the course of the review or audit, including any restrictions on the scope of work or access to required information and any significant issue discussed with the independent registered public accounting firm’s national office.

9. Review and resolve any significant disagreement between management and the independent registered public accounting firm or the internal audit function in connection with the preparation of the financial statements.

10. Review the impact of pronouncements of the Financial Accounting Standards Board, SEC and other governing or regulating bodies on Sprint Nextel’s financial statements.

Financial Reporting and Processes

1. Review and discuss the annual audited financial statements and quarterly financial statements to be included in Sprint Nextel’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q with management and the independent registered public accounting firm, including a review of Sprint Nextel’s specific disclosures under “Management Discussion and Analysis of Financial Condition and Results of Operations.” Recommend to the Board whether the audited financial statements should be included with the Annual Report on Form 10-K.

2. Review the integrity of Sprint Nextel’s financial reporting processes, both internal and external, with input from the independent registered public accounting firm and the internal audit function.

3. Receive reports from management regarding all significant deficiencies and material weaknesses in the design or operation of Sprint Nextel’s internal control over financial reporting which are reasonably likely to adversely affect Sprint Nextel’s ability to record, process, summarize and report financial information.

4. Discuss with management the CEO’s and CFO’s evaluations of Sprint Nextel’s disclosure controls and procedures.

5. Timely review the following with management and the independent registered public accounting firm:

•	The reports of reviews of Sprint Nextel’s interim financial statements;

•	The annual audit report, or proposed audit report;

•	Significant issues regarding accounting principles and financial statement presentations, including changes in Sprint Nextel’s selection or application of accounting principles and the effect of existing or proposed regulatory and accounting initiatives, and issues as to the adequacy of Sprint Nextel’s internal control over financial reporting, including any material changes in internal control over financial reporting and any special steps adopted in light of any identified material internal control deficiencies;

•	Analyses prepared by management or the independent registered public accounting firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•	Critical accounting policies and practices to be used;

•	Any material written communications between the independent registered public accounting firm and management;

•	Management’s annual report on internal control over financial reporting and the independent registered public accounting firm’s attestation with respect to that report;

•	The reports of the results of such other examinations outside the course of the independent registered public accounting firm’s normal audit procedures that may be undertaken from time to time; and

•	Such other matters required by Sprint Nextel’s Corporate Governance Guidelines and applicable regulations, including the NYSE listing standards.

6. Prior to public release, discuss generally with management the type and presentation of information to be disclosed in earnings press releases and earnings guidance (including the use of any “pro forma” or “adjusted” non-GAAP information), and Sprint Nextel’s guidance concerning future financial performance, as well as financial information provided to analysts and rating agencies.

Internal Audit Function

1. Consider and approve management’s proposed appointment, termination or transfer of the head the internal audit function.

2. Provide input regarding the annual performance appraisal and compensation of the head of the internal audit function.

3. Annually review the internal audit function’s audit plan and objectives, resources, qualifications, independence and reporting relationships.

4. Review the internal audit function’s activities on a quarterly basis, including any plan changes, objective changes, and resource updates.

5. Review any significant matters contained in reports from the internal audit function, as well as its procedures for implementing accepted recommendations made by the independent registered public accounting firm.

Ethics and Legal Compliance

1. Review with Sprint Nextel’s general counsel any legal matters that could have a significant impact on Sprint Nextel’s financial statements, and review with Sprint Nextel’s chief regulatory counsel any material reports received from regulatory or governmental agencies.

2. Review reports by management regarding any fraud, whether or not material, that involves management or other employees who have a significant role in Sprint Nextel’s internal control over financial reporting.

3. Review the scope and status of the Ethics and Compliance Program and other procedures designed to promote integrity and an ethical culture, and compliance with laws, regulations and Sprint Nextel policies, including The Sprint Nextel Code of Conduct and the Securities Law Compliance Program. Review management’s monitoring of these programs.

4. Consider and approve management’s proposed appointment, termination or transfer of the chief ethics officer.

5. Consider and approve management’s proposed appointment of the stock trading compliance officer.

6. Adopt and implement a policy and procedures (A) to receive, handle and retain complaints regarding accounting, internal accounting controls and auditing matters and (B) to provide for the confidential, anonymous submissions by employees making such complaints. Review the treatment of any complaints received under this policy.

7. Assist the Board in oversight of Sprint Nextel’s compliance with legal and regulatory requirements.

General

1. Annually review and reassess the adequacy of this Charter.

2. Prepare the Audit Committee report to be included in Sprint Nextel’s annual proxy statement.

3. Review guidelines and policies with respect to risk assessment and risk management. Discuss major financial risk exposures and steps management has taken to monitor and control such exposures.

4. Conduct any investigation appropriate to fulfilling its responsibilities, using direct access to the independent registered public accounting firm as well as any Sprint Nextel employee as appropriate.

5. Annually evaluate the Audit Committee’s performance, using procedures established or approved by the Nominating and Corporate Governance Committee.

6. Perform any other activities consistent with this Charter, Sprint Nextel’s Bylaws and Articles of Incorporation and applicable law, as the Board considers appropriate and delegates to the Audit Committee.

7. Delegate authority to subcommittees when appropriate.

V. ACCESS TO RESOURCES

The Audit Committee will have appropriate resources and authority to discharge its responsibilities as required by law. The Audit Committee will have full access to Sprint Nextel’s records, officers, employees and outside advisors as necessary to perform its duties. The Audit Committee also has the authority to engage, at Sprint Nextel’s expense, the services of independent counsel or other independent advisors as it determines necessary to perform its duties.

August 12, 2005

ANNEX B

2006 Sprint Nextel Annual Meeting

ADMISSION TICKET

2006 ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 18, 2006

10:00 a.m. local time

The Hyatt Regency Reston

1800 Presidents Street

Reston, Virginia 20190

THIS ADMISSION TICKET ADMITS ONLY THE

NAMED SHAREHOLDER, THEIR GUESTS AND

PERSONS HOLDING PROXIES FROM

SHAREHOLDERS.

SPRINT NEXTEL CORPORATION

2001 Edmund Halley Drive

Reston, Virginia 20191

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting on April 18, 2006.

The undersigned hereby appoints G. D. Forsee and T. M. Donahue, and each of them, with full power of substitution, as proxies, to vote all the shares of common and preferred stock of Sprint Nextel Corporation (“Sprint Nextel”) that the undersigned is entitled to vote at the 2006 Annual Meeting of Shareholders to be held April 18, 2006, and any adjournment thereof, upon the matters set forth, and in their discretion upon such other matters as may properly come before the meeting.

This Proxy, if signed and returned, will be voted as specified. If this card is signed and returned without specifications, the shares will be voted FOR items 1 and 2 and AGAINST items 3 and 4. Any one of said proxies, or any substitutes, who shall be present and act at the meeting shall have all the powers of said proxies hereunder.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

2001 EDMUND HALLEY DRIVE RESTON, VIRGINIA 20191

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Sprint Nextel Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Sprint Nextel Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SPRIN1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SPRINT NEXTEL CORPORATION
The Board of Directors recommends a vote FOR Items 1 and 2 and AGAINST 3 and 4.
Vote on Items

1.	To elect the nominees listed below, and each of them, as Directors; and while Sprint Nextel has no reason to believe that any of the nominees will decline or be unable to serve, if any do, to vote with discretionary authority.		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
			☐	☐	☐
Nominees:	01) Keith J. Bane 02) Gordon M. Bethune 03) Timothy M. Donahue 04) Frank M. Drendel 05) Gary D. Forsee 06) James H. Hance, Jr.	07) V. Janet Hill 08) Irvine O. Hockaday, Jr. 09) William E. Kennard 10) Linda Koch Lorimer 11) Stephanie M. Shern 12) William H. Swanson

						For	Against	Abstain

2.	To ratify appointment of KPMG LLP as independent registered public accounting firm of Sprint Nextel for 2006.					☐	☐	☐

3.	Shareholder proposal concerning majority voting.					☐	☐	☐

4.	Shareholder proposal concerning cumulative voting.					☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
		Yes	No

Please sign exactly as your name(s) appear(s) above. If shares are held jointly, any one of the joint owners may sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing. PLEASE VOTE THIS PROXY PROMPTLY whether or not you expect to attend the meeting.

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date